Exhibit 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
BY
AND
AMONG
CITADEL BROADCASTING CORPORATION,
CUMULUS MEDIA INC.,
CADET HOLDING CORPORATION
AND
CADET MERGER CORPORATION
DATED MARCH 9, 2011

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Exhibits
Exhibit A: Parent Stockholders
Exhibit B: Certificate of Ownership
Exhibit C: Surviving Corporation Charter
Exhibit D: Surviving Corporation Bylaws
Exhibit E: Parent Charter Amendment

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AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated March 9, 2011 (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, this “Agreement”), by and among Citadel Broadcasting Corporation, a Delaware corporation (the “Company”), Cumulus Media Inc., a Delaware corporation (“Parent”), Cadet Holding Corporation, a Delaware corporation and wholly owned Subsidiary of Parent (“Holdco”), and Cadet Merger Corporation, a Delaware corporation, wholly owned Subsidiary of Holdco, and indirect wholly owned Subsidiary of Parent (“Merger Sub”).
RECITALS
     A. The Boards of Directors of the Company, Parent, Holdco and Merger Sub have determined that it is in the best interests of their respective companies and stockholders to consummate the strategic business combination transaction provided for in this Agreement in which Merger Sub will, on the terms and subject to the conditions set forth in this Agreement, merge with the Company on the terms and subject to the conditions set forth in this Agreement (the “Merger”), with the Company being the surviving corporation in the Merger;
     B. The parties desire to make or enter into certain representations, warranties and covenants in connection with the Merger and also to prescribe certain conditions to the Merger;
     C. As a condition and inducement to the Company entering into this Agreement, concurrently with the execution and delivery of this Agreement, the stockholders of Parent set forth on Exhibit A, who hold in the aggregate approximately 54% of the outstanding voting power of Parent, have delivered to Parent a written consent (the “Parent Stockholder Consent”) in lieu of a stockholders meeting in accordance with Section 228 of the DGCL approving the Share Issuance and the Parent Charter Amendment, constituting the approval of such matters by the stockholders of Parent (a copy of such consent was provided to the Company);
     D. As a condition and inducement to the Company entering into this Agreement, concurrently with the execution and delivery of this Agreement, certain investors (the “Investors”) have executed and delivered to the Company limited guarantees dated as of the date of this Agreement, to and in favor of the Company pursuant to which each such Investor guarantees (up to the amount stated in the applicable guarantee) Parent’s obligations under Section 6.13(d), and the payment obligations under Section 8.2(e), Section 8.2(g) and Section 8.2(h) of this Agreement (such guarantees, collectively, the “Sponsor Guarantees”);
     E. As a condition and inducement to the Company entering into this Agreement, concurrently with the execution and delivery of this Agreement, the requisite holders of the outstanding shares of Parent Class B Common Stock have delivered to Parent a written consent (the “Consent Right Holder Consent”) approving the Share

Issuance and the Parent Charter Amendment and the consummation of the Transactions contemplated herein (a copy of such consent was provided to the Company);
     F. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain investors have entered into an investment agreement with Parent, dated as of the date of this Agreement, pursuant to which each such investor has agreed to one or more equity commitments, the proceeds of which among other uses, will be used by Parent to fund the payment of a portion of the Merger Consideration (such investment agreement, the “Investment Agreement”); and
     G. In connection with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain financial institutions have executed and delivered a commitment letter with respect to a debt facility, the proceeds of which, among other uses, will be used by Parent to fund the payment of a portion of the Merger Consideration (such commitment letter, together with all exhibits, related fee letters, and related letter agreements to such commitment letter, the “Debt Commitment Letter” and, together with the Investment Agreement, the “Financing Letters”).
     The Company, Parent, Holdco and Merger Sub hereby agree as follows:
ARTICLE I. THE MERGER
     Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”) and will succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL. The Merger, the payments of the Merger Consideration, and the other transactions contemplated by this Agreement are referred to in this Agreement collectively as the “Transactions.”
     Section 1.2 Closing. The closing (the “Closing”) of the Merger will take place at the offices of Jones Day, 1420 Peachtree Street, N.E., Atlanta, Georgia 30309 at 10:00 a.m. local time on the later of (a) the sixth Business Day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Section 7.1, or, if on such day any condition set forth in Section 7.2 or 7.3 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all of the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof (but in no event prior to the sixth day following such waiver or satisfaction)), and (b) the earlier of (i) a date specified by Parent on at least two Business Days notice to the Company and (ii) two Business Days following the final day of the Marketing Period, or at such other place, time and date as may be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
     Section 1.3 Effective Time. On the Closing Date, Parent, Merger Sub and the Company will cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (collectively, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company will agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
     Section 1.4 Effects. The Merger will have the effects set forth in Section 259 of the DGCL.
     Section 1.5 Conversion of Capital Stock of Merger Sub. At the Effective Time, without any action on the part of Parent, the Company, Holdco or Merger Sub, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.
     Section 1.6 Conversion of Company Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Holdco, Merger Sub or any holder of shares of class A common stock, par value $0.001 per share, of the Company (the “Company Class A Common Stock”), or shares of class B common stock, par value $0.001 per share, of the Company (the “Company Class B Common Stock” and together with the Company Class A Common Stock, the “Company Shares”):
          (a) Cancellation of Certain Company Shares. Each Company Share issued and outstanding and owned by Merger Sub, and each Company Share held in the treasury of the Company, immediately prior to the Effective Time will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto.
          (b) Conversion of Company Shares. Each Company Share (other than any Company Shares to be cancelled pursuant to Section 1.6(a) and the Dissenting Shares) will be cancelled and will be converted automatically, subject to the limitations of this Section 1.6 and Section 2.14, into the right to receive (i) $37.00 in cash (the “Cash Consideration”), or (ii) 8.525 shares of Parent Class A Common Stock (the “Stock Consideration”) or (iii) a combination of cash and Parent Class A Common Stock determined in accordance with this Section 1.6 (the “Mixed Consideration”). Each Company Share held in reserve to satisfy remaining allowed, disputed or unreconciled unsecured claims pursuant to the Plan will be converted into the Stock Consideration (the “Reserved Stock Consideration”).

          (c) Stock Election. Each record holder of Company Shares (including Company Restricted Stock) as of the Election Deadline will be entitled, subject to Section 1.6(f), to elect to receive the Stock Consideration for all or any number of such holder’s Company Shares. Each holder of a Company Warrant (a “Warrantholder”) as of the Election Deadline will be entitled, subject to Section 1.6(f), to elect to have its Company Warrant adjusted after the Effective Time to become exercisable for the Stock Consideration for all or any number of the Warrantholder’s Company Warrants. Any election provided for in this Section 1.6(c) will be referred to herein as a “Stock Election.” Company Shares and shares of Company Class B Common Stock subject to Company Warrants as to which a Stock Election is made will be referred to herein as “Stock Election Shares.”
          (d) Cash Election. Each record holder of Company Shares (including Company Restricted Stock) as of the Election Deadline will be entitled, subject to Section 1.6(g), to elect to receive the Cash Consideration for all or any number of such holder’s Company Shares. Each Warrantholder as of the Election Deadline will be entitled, subject to Section 1.6(g), to elect to have its Company Warrant adjusted after the Effective Time to become exercisable for the Cash Consideration for all or any number of the Warrantholder’s Company Warrants. Any election provided for in this Section 1.6(d) will be referred to herein as a “Cash Election”. Company Shares and shares of Company Class B Common Stock subject to Company Warrants as to which a Cash Election is made will be referred to herein as “Cash Election Shares”.
          (e) Deemed Non-Election; Certain Determinations. For the purposes hereof, a holder of Company Shares or Company Warrants who does not submit a valid Form of Election in accordance with Section 1.6(i) that is received by the Exchange Agent prior to the Election Deadline (the “No Election Shares”) will be deemed not to have made a Cash Election or Stock Election. The determination of the Exchange Agent (or the joint determination of Parent and the Company, in the event that the Exchange Agent declines to make any such determination) will be conclusive and binding as to whether or not Cash Elections and Stock Elections will have been properly made or revoked pursuant to this Section 1.6 and as to when Cash Elections, Stock Elections and revocations were received by the Exchange Agent. The Exchange Agent (or Parent, with the consent of the Company, not to be unreasonably withheld, in the event that the Exchange Agent declines to make the following computation) will also make all computations as to the pro-rations contemplated by this Section 1.6, and absent manifest error this computation will be conclusive and binding. Notwithstanding this Section 1.6(e), No Election Shares will be deemed to be (x) Stock Election Shares if the provisions of Section 1.6(f) are applicable or (y) Cash Election Shares if the provisions of Section 1.6(g) are applicable, and otherwise such No Election Shares will be treated as provided in Section 1.6(h).
          (f) Pro-ration — Excess Stock Elections. Notwithstanding the Stock Elections made pursuant to Section 1.6(c), the aggregate number of Parent Shares to be issued as Merger Consideration, plus the aggregate number of Parent Shares subject to Company Warrants immediately following the Effective Time, plus the aggregate number of Parent Shares to be issued as Reserved Stock Consideration will not exceed (i)

151,485,282 shares, plus (ii) the product of (A) the number of shares of Company Class A Common Stock issued on exercise of Company Stock Options prior to Closing pursuant to Section 2.11 and (B) 3.226 (such sum, the “Stock Consideration Cap”). If the product of (x) the Exchange Ratio and (y) the aggregate number of Stock Election Shares, plus the number of Parent Shares to be issued as Reserved Stock Consideration exceeds the Stock Consideration Cap, then:
     (i) each Cash Election Share will be converted into, and each Company Warrant subject to a Cash Election will be adjusted to be, the right to receive the Cash Consideration; and
     (ii) each Stock Election Share will be converted into, and each Company Warrant subject to a Stock Election will be adjusted to be, the right to receive: (A) the number of Parent Shares equal to the product of (1) the Exchange Ratio and (2) a fraction (the “Stock Fraction”), the numerator of which will be the Aggregate Stock Shares, and the denominator of which will be the product of (y) aggregate number of Stock Election Shares and (x) the Exchange Ratio, and (B) the amount in cash, without interest, equal to the product of (1) the Cash Consideration and (2) a fraction equal to one minus the Stock Fraction.
For purposes of this Section 1.6, “Aggregate Stock Shares” means a certain number of Parent Shares equal to the Stock Consideration Cap, minus the number of Parent Shares to be issued as Reserved Stock Consideration.
          (g) Pro-ration — Excess Cash Elections. Notwithstanding the Cash Elections made pursuant to Section 1.6(d), the aggregate Cash Consideration payable to all holders of Company Shares and for which Company Warrants immediately following the Effective Time are exercisable will not exceed (i) $1,408,728,600, plus (ii) the product of (A) the number of shares of Company Class A Common Stock issued on exercise of Company Stock Options prior to Closing pursuant to Section 2.11 and (B), $30, minus (iii) the cash value of Dissenting Shares (the “Cash Consideration Cap”). For purposes of the definition of Cash Consideration Cap, the “cash value of Dissenting Shares” will equal the Cash Consideration multiplied by the number of Dissenting Shares. If the product of (x) the Cash Consideration and (y) the aggregate number of Cash Election Shares exceeds the Cash Consideration Cap, then:
     (i) each Stock Election Share will be converted into, and each Company Warrant subject to a Stock Election will be adjusted to be, the right to receive the Stock Consideration; and
     (ii) each Cash Election Share will be converted into, and each Company Warrant subject to a Cash Election will be adjusted to be, the right to receive: (A) the amount in cash, without interest, equal to the product of (1) the Cash Consideration and (2) a fraction (the “Cash Fraction”), the numerator of which will be the Cash Consideration Cap, and the denominator of which will be the product of (x) the aggregate number of Cash Election Shares and (y) the Cash

Consideration, and (B) the number of Parent Shares equal to the product of (1) the Exchange Ratio and (2) a fraction equal to one minus the Cash Fraction.
          (h) No Pro-ration. In the event that (i) the product of (x) the Exchange Ratio and (y) the aggregate number of Stock Election Shares, plus the number of Parent Shares to be issued as Reserved Stock Consideration, does not exceed the Stock Consideration Cap and (ii) the product of (x) the Cash Consideration and (y) the aggregate number of Cash Election Shares does not exceed the Cash Consideration Cap, then:
(A) each Cash Election Share will be converted into, and each Company Warrant subject to a Cash Election will be adjusted to be, the right to receive the Cash Consideration;
(B) each Stock Election Share will be converted into, and each Company Warrant as to which a Stock Election has been made will be adjusted to be, the right to receive the Stock Consideration;
(C) if the aggregate number of Cash Election Shares equals or exceeds the aggregate number of Stock Election Shares, then each No Election Share will be deemed to be a Cash Election Share for purposes of this Section 1.6 and each Company Warrant subject to No Election Shares will be adjusted to be the right to receive the Cash Consideration and such No Election Shares will be deemed to be Cash Election Shares; and
(D) if the aggregate number of Stock Election Shares exceeds the aggregate number of Cash Election Shares, then each No Election Share will be deemed to be a Stock Election Share for purposes of this Section 1.6 and each Company Warrant subject to No Election Shares will be adjusted to be the right to receive the Stock Consideration and such No Election Shares will be deemed to be Stock Election Shares.
          (i) Form of Elections. Parent will prepare a form of election (the “Form of Election”) in form and substance reasonably acceptable to the Company. The Form of Election will specify that delivery will be effected, and risk of loss and title to any certificates evidencing such Company Shares or Company Warrants (the “Certificates”) will pass, only upon proper delivery of the Form of Election and any Certificates to the Exchange Agent. The Company will mail the Form of Election not less than 30 days prior to the anticipated Election Deadline (the “Mailing Date”) to all persons who are record holders of Company Shares or Company Warrants as of the Election Record Date. The Form of Election will be used by each record holder of Company Shares or Company Warrants (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) who wishes to make a Cash Election or a Stock Election for any or all Company Shares or Company Warrants held by such holder. The Company will use its reasonable best efforts to make the Form of Election available to all persons who become holders of Company Shares or Company Warrants during the period between the Election Record Date and the Election Deadline. Parent and the Company will be deemed to have made a Form of Election available for purposes of this Agreement if they post such form on their respective websites in a downloadable format.
          (j) Election Deadline; Certificate of Ownership. In order to be effective, a Form of Election must properly be completed and be signed and be received by the Exchange Agent at its designated office by 5:00 p.m., New York City time, (i) ten Business Days preceding the anticipated Closing Date, or (ii) on such other date as the Company and Parent mutually agree (the “Election Deadline”) and be accompanied by (A) Certificates representing the Company Shares to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Securities Exchange Act, or in the case of non-certificated Company Shares or Company Warrants represented by book-entry (“Book-Entry Company Shares” and “Book-Entry Warrants”, respectively), any additional documents required by the procedures set forth in the Form of Election) and (B) a certificate of ownership in the form set forth on Exhibit B (the “Certificate of Ownership”). After a Cash Election or a Stock Election is validly made with respect to any Company Shares or Company Warrants, no further registration of transfers of such Company Shares or Company Warrants will be made on the stock transfer books of the Company, unless and until such Cash Election or Stock Election is properly revoked. Any Cash Election or Stock Election may be revoked with respect to Company Shares or Company Warrants subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to the Election Deadline. In addition, all Cash Elections and Stock Elections will automatically be revoked if this Agreement is terminated in accordance with its terms. If a Cash Election or Stock Election is revoked with respect to Company Shares or Company Warrants represented by Certificates, Certificates representing such Company Shares or Company Warrants will be promptly returned to the holder that submitted the same to the Exchange Agent.
          (k) Election Deadline Announcement. Parent and the Company will publicly announce the Election Deadline at least five Business Days prior to the Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline will be similarly delayed to a subsequent date, and Parent and the Company will promptly announce any such delay and, when determined, the rescheduled Election Deadline.
          (l) Anti-Dilution Provisions. Without affecting Parent’s obligations pursuant to Section 5.3, in the event Parent (i) changes (or establishes a record date for changing) the number of Parent Shares issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Shares), stock combination, recapitalization, reclassification, reorganization combination, exchange of shares or similar transaction or change with respect to the Parent Shares and, in any such case, the record date therefor will be prior to the Effective Time, the Merger Consideration and

Exchange Ratio and any other similarly dependent items, as the case may be, will be proportionately adjusted to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such transaction or change, and as so adjusted will, from and after the date of such event, be the Merger Consideration, Exchange Ratio or other dependent item, as applicable, subject to further adjustment in accordance with this sentence. Notwithstanding the foregoing, there will be no adjustments made in connection with the transactions contemplated by the Exchange Agreement.
     Section 1.7 Certificate of Incorporation and Bylaws. (a) At the Effective Time, the certificate of incorporation of the Company will be amended to read in its entirety in the form attached hereto as Exhibit C and as so amended will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
          (b) At the Effective Time, the bylaws of the Company will be amended to read in their entirety in the form attached hereto as Exhibit D and as so amended will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions therein or by applicable Law.
     Section 1.8 Directors. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
     Section 1.9 Officers. At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time will become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
     Section 1.10 Dissenting Stockholders. Notwithstanding any provision of this Agreement to the contrary and only to the extent available under the DGCL, any Company Shares outstanding immediately prior to the Effective Time that are held by a stockholder (a “Dissenting Stockholder”) who has neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 262 of the DGCL and otherwise properly perfected and not withdrawn or lost their rights (the “Dissenting Shares”) in accordance with Section 262 of the DGCL will not be converted into, or represent the right to receive the Merger Consideration. Such Dissenting Stockholders will be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 will thereupon be deemed to have been converted into, and represent the right to receive, the Cash Consideration. Notwithstanding anything to the contrary contained in Section 1.6, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL will cease. The

Company will give Parent prompt notice of any written demands for appraisal and any other instruments served pursuant to applicable Law received by the Company for appraisal of Company Shares. The Company will give Parent the opportunity to participate in all negotiations and proceedings with respect to such demands for appraisal. The Company will not, except with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands.
ARTICLE II. EXCHANGE OF CERTIFICATES AND CASH CONSIDERATION
     Section 2.1 Exchange Agent. At or prior to the Effective Time, Parent will deposit, or will cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Company Shares, for exchange in accordance with this Article II through the Exchange Agent, the Merger Consideration, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent will, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 1.6 out of the Exchange Fund. The Exchange Fund will not be used for any other purpose. In the event that the Exchange Fund will be insufficient to deliver the Merger Consideration, Parent will promptly deposit, or cause to be deposited, such additional Merger Consideration with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such delivery.
     Section 2.2 Exchange Procedures. As promptly as practicable after the Effective Time, and in any event not later than the fifth Business Day after the Effective Time, Parent will cause the Exchange Agent to send by mail (and make available for collection by hand if so elected by the surrendering holder) to each Person who was, at the Effective Time, a holder of record of No Election Shares entitled to receive the Merger Consideration pursuant to Section 1.6: (i) a letter of transmittal (which will be in customary form and will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent); (ii) a Certificate of Ownership; and (iii) instructions for use in effecting the surrender of No Election Shares pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate or Book-Entry Company Share for cancellation (including pursuant to Section 1.6), together with such letter of transmittal and Certificate of Ownership, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Company Share will be entitled to receive the Merger Consideration pursuant to Section 1.6 to be mailed (or made available for collection by hand if so elected by the surrendering holder) as promptly as possible and in any event no later than three Business Days following the later to occur of (i) the Effective Time, or (ii) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Company Share, and the Certificate or Book-Entry Company Share, so surrendered will forthwith be cancelled. In the event of a transfer of ownership of the Certificate or Book-Entry Company Share that is not registered in the transfer records of the Company, such shares and cash may be issued to a transferee if the Certificate representing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each No Election Share will be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to be received by such holder, cash in lieu of any fractional Parent Shares to which such holder is entitled pursuant to Section 2.5, and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3.
     Section 2.3 Distributions with Respect to Unexchanged Shares of Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate (or affidavit of loss in lieu thereof) or Book-Entry Company Share with respect to the Parent Shares represented thereby, and no cash payment in lieu of any fractional shares will be paid to any such holder pursuant to Section 2.5, until the holder of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Company Share surrenders such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Company Share. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Company Share, the holder of the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Company Share representing whole Parent Shares issued in exchange therefore will be paid, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole Parent Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Parent Shares.
     Section 2.4 No Further Rights in Company Shares. All Merger Consideration issued upon conversion of the Company Shares in accordance with the terms hereof (together with cash paid pursuant to Section 2.3 or Section 2.5) will be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares.
     Section 2.5 No Fractional Shares. No certificate or scrip representing fractional Parent Shares will be issued upon the surrender for exchange of Certificates or Book-Entry Company Shares, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. As soon as reasonably practicable after the Effective Time, each holder of a fractional share interest will be paid an amount in cash (without interest and subject to the amount of any withholding Taxes as contemplated in Section 2.9) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) $4.34. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent will so notify Parent, and Parent will promptly deposit such amount with the Exchange Agent and will cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 2.2 and 2.3.
     Section 2.6 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Shares for one year after the Effective Time will be delivered to Parent, upon demand, and any holders of Company Shares who have not theretofore complied with this Article II will thereafter look only to Parent (as general creditors thereof for payment of their claim) for any Stock Consideration, Cash Consideration, cash in lieu of fractional Parent Shares to which they are entitled pursuant to Section 2.5 and any dividends or other distributions with respect to Parent Shares to which they are entitled pursuant to Section 2.3. Any portion of the Exchange Fund remaining unclaimed by holders of Company Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity will, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
     Section 2.7 No Liability. None of the Exchange Agent, Parent or the Surviving Corporation will be liable to any holder of Company Shares (or dividends or distributions with respect thereto), or cash held in the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.
     Section 2.8 Investment of Exchange Fund. The Exchange Agent will invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment will relieve Parent or the Surviving Corporation or the Exchange Agent from making the payments required by this Article II, and following any losses Parent or the Surviving Corporation will promptly provide additional funds to the Exchange Agent for the benefit of the holders of Company Shares in the amount of such losses; and (ii) such investments will be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America.
     Section 2.9 Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares, Company Stock Options, Company Restricted Stock or Company Warrants such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law and will properly remit such amount to the appropriate taxing authority. To the extent that amounts are so withheld by the Surviving Corporation, Parent, or the Exchange Agent, as the case may be, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares, Company Stock Options, Company Restricted Stock or Company Warrants in respect of which such deduction and withholding was made by Merger Sub, the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

     Section 2.10 Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent Shares to which the holder is entitled pursuant to Section 1.6, any cash to which the holder is entitled pursuant to Section 1.6, any cash in lieu of fractional Parent Shares to which the holders thereof are entitled pursuant to Section 2.5, and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.
     Section 2.11 Company Stock Options. (a) Effective as of at least ten Business Days prior to the Election Deadline, the Company will cause each unvested and outstanding option to purchase shares of Company Class A Common Stock (a “Company Stock Option”) under the Citadel Broadcasting Corporation 2010 Equity Incentive Plan, as such plan may have been amended, supplemented or modified prior to the date of this Agreement (the “Company Equity Incentive Plan”), to become fully vested and exercisable. In connection therewith, the Company will provide written notice to each holder of a Company Stock Option, that (i) such Company Stock Option will be, as of the date of such notice, exercisable in full, (ii) such Company Stock Option will terminate at the Effective Time and (iii) if such Company Stock Option is not exercised on or before the Election Deadline, such Company Stock Option will be treated as set forth in Section 2.11(b) below.
     (b) Each Company Stock Option outstanding as of the Effective Time, by virtue of the occurrence of the Closing and without any action on the part of any holder of any Company Stock Option, will be deemed exercised pursuant to a cashless exercise for that number of shares of Company Class A Common Stock (the “Net Exercise Shares”) equal to (x) the number of shares of Company Class A Common Stock subject to such Company Stock Option minus (y) the number of shares of Company Class A Common Stock subject to such Company Stock Option which, when multiplied by the Fair Market Value (as such term is defined in the Company Equity Incentive Plan) of a share of Company Class A Common Stock as of the day that is one Business Day before the Closing Date, is equal to the aggregate exercise price of such Company Stock Option and each such Net Exercise Share will be treated as a No Election Share pursuant to Section 1.6(e); provided, that any Net Exercise Share which is a fractional share shall be treated in accordance with Section 2.5.
     Section 2.12 Company Restricted Stock. The Company Board (or, if appropriate or required, any committee or other entity or person administering the Company Equity Incentive Plan, as well as any required subset of the Company Board) will adopt such resolutions and take such other actions as may be required to adjust the terms of all outstanding Company Class A Common Stock that is a restricted stock right of any kind, contingent or accrued, granted under the Company Equity Incentive Plan (the “Company Restricted Stock”) to provide that, at the Effective Time, each award of Company Restricted Stock outstanding immediately prior to the Effective Time will be deemed to constitute, on the same terms and conditions as were applicable under such award, an award of (i) the Cash Consideration, (ii) the Stock Consideration, or (iii) the Mixed Consideration, as determined in accordance with Section 1.6 (“Adjusted Restricted Shares”); provided that the Adjusted Restricted Shares will vest in full upon a termination without Cause (as defined in the Company Equity Incentive Plan) or for Good Reason (as defined in the Company Equity Incentive Plan assuming no other agreement or arrangement supersedes such definition); provided, further, that any resulting fractional shares of Parent Class A Common Stock will be rounded down to the nearest share (provided that, notwithstanding the foregoing, the terms of such award of Adjusted Restricted Shares will provide for a payment calculated in the same manner as set forth in Section 2.5, on the date on which such Company Restricted Stock vests, of cash in lieu of any fractional share of Parent Class A Common Stock lost due to such rounding) and the adjustments provided herein with respect to any Company Restricted Stock will be and are intended to be effected in a manner which is consistent with Section 409A of the Code.
     Section 2.13 Company Warrants. Following the Effective Time, each warrant of the Company (a “Company Warrant”) issued pursuant to the Warrant Agreement dated June 3, 2010, with Mellon Investor Services LLC, as warrant agent, and certain holders of senior claims and general unsecured claims against the Company outstanding as of the Effective Time, by virtue of the occurrence of the Closing, and without any action on the part of any Warrantholder, will be adjusted into the right to receive from Parent upon exercise (i) the Cash Consideration, (ii) a number of shares of Parent Class A Common Stock equal to the Exchange Ratio or (iii) a combination of cash and Parent Class A Common Stock determined in accordance with Section 1.6. For the purposes of Section 1.6, any cash to be paid to a Warrantholder upon exercise will be deemed to be Cash Consideration and any Parent Shares to be issued to a Warrantholder upon exercise will be deemed to be Stock Consideration. In the event that a Company Warrant is adjusted to be exercisable for a mixture of Cash Consideration and Stock Consideration, any holder of such Company Warrant may surrender such Company Warrant to Parent for purposes of receiving upon surrender the Cash Consideration subject to such Company Warrant and a replacement Parent Exchange Warrant exercisable for a number of Parent Shares equal to the portion of the Merger Consideration payable as Parent Shares, and such Company Warrant will be cancelled.
     Section 2.14 FCC Limitations. (a) Notwithstanding anything herein to the contrary, if Parent reasonably determines, in consultation with its counsel, that the issuance of Parent Shares to a holder of Company Shares or Company Warrants (upon exercise) pursuant to the terms of this Agreement will, or is reasonably likely to cause, Parent to be in violation of Section 310(b) of the Communications Act or the FCC Media Ownership Rules, any Parent Shares that would have been issued pursuant to Section 1.6 will by virtue of the Merger be converted automatically, in the exercise of Parent’s good faith discretion, into either (i) warrants, on substantially similar terms to the Company Warrants, exercisable for such number of Parent Shares equal to the number of Parent Class A Common Stock such holder would have received pursuant to Section 1.6 (“Parent Exchange Warrants”), or (ii) such number of shares of Parent Class B Common

Stock equal to the number of Parent Shares such holder would have received pursuant to Section 1.6.
          (b) In the event a holder of Company Shares or Company Warrants (upon exercise) entitled to receive Parent Shares pursuant to Section 1.6 fails to submit a Certificate of Ownership in accordance with Section 1.6(j) or Section 2.2, such holder will receive Parent Exchange Warrants to purchase the number of Parent Shares such holder otherwise would have received pursuant Section 1.6.
          (c) Any holder of Company Shares or Company Warrants (upon exercise) entitled to receive Parent Shares pursuant to Section 1.6, may elect on the Certificate of Ownership to have any Parent Shares that would have been issued pursuant to Section 1.6 by virtue of the Merger be converted automatically into either Parent Exchange Warrants or shares of Parent Class B Common Stock for such number of Parent Shares such holder would have received pursuant to Section 1.6.
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except (i) as set forth in a publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed by the Company with the Securities and Exchange Commission (the “SEC”) at any time on or after June 3, 2010 through the Measurement Date, but excluding any risk factor disclosure under the headings “Risk Factors,” “Forward Looking Statements” or any similar precautionary sections and (ii) as disclosed in the disclosure letter (the “Company Disclosure Letter”) delivered by the Company to Parent prior to the execution of this Agreement (which letter sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of the Company’s covenants contained in Article V, except that any information set forth in one section of the Company Disclosure Letter will be deemed to apply to each other section or subsection thereof to the extent that it is reasonably apparent that such information is applicable to such other section or subsection without reference to any underlying documentation), the Company represents and warrants to Parent, Holdco and Merger Sub as follows:
     Section 3.1 Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (b) Copies of the certificate of incorporation of the Company, as amended and restated (the “Company Charter”), and the bylaws of the Company, as amended and restated (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Parent.
          (c) Each Company Subsidiary (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all the corporate or limited liability company power and authority to own or lease its properties and assets and to carry on its business as now conducted, in the case of clauses (ii) and (iii), except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company. As used in this Agreement, the word “Subsidiary” when used with respect to either party, means any entity or business the financial condition or results of operations of which are, or should be, consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “Company Subsidiary” and “Parent Subsidiary” mean any direct or indirect Subsidiary of the Company or Parent, respectively, and, in the case of Parent, will include (A) Holdco, (B) Merger Sub prior to the Effective Time, (C) the Surviving Corporation as of and after the Effective Time, and (D) CMP with respect to Sections 4.1(c), 4.2(b), 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.16 and 5.3 and the definition of “Material Adverse Effect” only, after the closing of the transactions contemplated by the exchange agreement, dated January 31, 2011 (the “Exchange Agreement”), by and among Parent, the other stockholders of CMP and the stockholders’ representative party thereto.
     Section 3.2 Capitalization. (a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Class A Common Stock, of which, as of March 7, 2011 (the “Measurement Date”), 4,520,601 shares were issued and outstanding, (ii) 100,000,000 shares of Company Class B Common Stock, of which, as of the Measurement Date, 18,221,460 shares were issued and outstanding, and (iii) 50,000,000 shares of preferred stock, par value $0.001 per share, of the Company and together with the Company Class A Common Stock and Company Class B Common Stock, the “Company Capital Stock”), of which, as of the Measurement Date, no shares were issued and outstanding. As of the Measurement Date, no shares of Company Class A Common Stock and no shares of Company Class B Common Stock were held in the Company’s treasury. As of the Measurement Date, 51,104,394 shares of Company Capital Stock were reserved for issuance, which is comprised of (i) 8,812,375 shares of Company Class A Common Stock reserved for issuance under the Company Equity Incentive Plan, including shares that would be issued upon the exercise of Company Stock Options and (ii) 42,292,019 shares of Company Class A Common Stock, of which (A) 18,221,460 shares are reserved for issuance upon the conversion of outstanding Company Class B Common Stock and (B) 24,070,559 shares of Company Class B Common Stock are reserved for issuance upon the exercise of the Company Warrants, which is comprised of (1) 23,603,487 shares of Company Class B Common Stock reserved for issuance upon the exercise of issued and outstanding Company Warrants and (2) 467,072 shares of Company Class B Common Stock reserved for issuance upon the exercise of Company Warrants reserved for issuance pursuant to the Plan. All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Company has provided Parent with a list of each outstanding and unexercised Company Warrant. The Company has provided Parent with a list of (i) each outstanding and unexercised Company Stock Option granted pursuant to the Company Equity Incentive Plan, which list specifies (A) the name of the holder of such Company Stock Option, (B) the number of shares of Company Class A Common Stock subject to such Company Stock Option, (C) the exercise price of such Company Stock Option, (D) the date on which such Company Stock Option was granted, (E) the applicable vesting schedule, and the extent to which such Company Stock Option are vested and exercisable as of the Measurement Date, and (F) the date on which such Company Stock Option expires and (ii) the aggregate number of all shares of Company Restricted Stock which list specifies (A) the name of the holder of such shares of Company Restricted Stock, (B) the number of shares of Company Restricted Stock, (C) the date on which such shares of Company Restricted Stock were granted, and (D) the applicable vesting schedule, and the extent to which such shares of Company Restricted Stock are vested as of the Measurement Date, in each case of (i) and (ii), outstanding as of the Measurement Date; since the Measurement Date through the date of this Agreement, the Company has not issued or awarded any options, restricted stock or restricted stock units under the Company Equity Incentive Plan. Except pursuant to this Agreement, the Company Equity Incentive Plan or as set forth in this Section 3.2, as of the Measurement Date, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, issuance or registration of any shares of Company Capital Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Capital Stock.
          (b) As of the Measurement Date, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote of the Company are issued or outstanding as of the date of this Agreement.
          (c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as such term is defined under Regulation S-X of the SEC) of the Company are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such significant subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary.
     Section 3.3 Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation of the Transactions have been duly and validly approved by the Board of Directors of the Company (the “Company Board”). Subject to Section 6.10(d), the Company Board has determined that this Agreement and the Transactions are advisable and in the best interests of the Company and its stockholders and has directed that this Agreement and the Transactions be submitted to the Company’s stockholders for adoption at a duly held meeting of such stockholders (the “Company Stockholder Meeting”) and, except for the voting power of the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Class A Common Stock and Company Class B Common Stock entitled to vote at such meeting, voting together as a single class (the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and remedies available.
          (b) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Charter or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) or any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, writ, edict, decree, rule, regulation, judgment, ruling, policy, guideline or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (a “Law”) applicable to the Company, any of the Company Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of the Company Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults referred to in clause (ii) that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
     Section 3.4 Consents and Approvals. Except for (i) the filing with the SEC of a proxy statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the Transactions, an information statement in definitive form relating to the Share Issuance and Parent Charter

Amendment (the “Joint Proxy/Information Statement”) and of Parent’s registration statement on Form S-4 (the “Form S-4”) in which the Joint Proxy/Information Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) the Company Stockholder Approval, (v) applicable filings with and approvals of the FCC pursuant to the Communications Act and any regulations promulgated thereunder by the FCC; and (vi) the consents or approvals listed in Section 3.4 of the Company Disclosure Letter, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by the Company of this Agreement and (B) the consummation by the Company of the Merger and the other Transactions.
     Section 3.5 Reports. (a) The Company and each of the Company Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since June 3, 2010 with (i) any state or federal regulatory authority, (ii) the SEC, and (iii) any foreign regulatory authority (collectively, “Regulatory Agencies”), and all other reports and statements required to be filed by them since June 3, 2010, including any report or statement required to be filed pursuant to the Laws of the United States, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of the Company Subsidiaries; there has been no formal or informal inquiry by, or disagreement or dispute with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company since June 3, 2010 that would, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the Closing.
          (b) No final registration statement, prospectus, report, schedule or definitive proxy statement filed by the Company with the SEC (the “Company Reports”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the respective rules and regulations thereunder, since June 3, 2010, as of the date of such Company Report (or, if amended prior to the date of this Agreement, as of the date of the last amendment and filing thereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All Company Reports filed under the Securities Act and the Exchange Act since June 3, 2010, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

          (c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) with respect to the Company Reports and the statements contained in such certifications are complete and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” have the meanings ascribed to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has since June 3, 2010 arranged any outstanding, “extensions of credit” to or for directors or executive officers of the Company in violation of Section 402 of SOX.
          (d) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that receipts and expenditures are made only in accordance with the authorizations of management and directors and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.
          (e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.
          (f) Since June 3, 2010, the Company has not received any written notification of any (i) “significant deficiency” or (ii) “material weakness” in the Company’s internal controls over financial reporting. To the knowledge of the Company, there is no outstanding “significant deficiency” or “material weakness” that has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.
          (g) None of the Company Subsidiaries is, or at any time since June 3, 2010 has been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

          (h) To the knowledge of the Company, there is no applicable accounting rule, consensus or pronouncement that, as of the date of this Agreement, has been adopted by the SEC, the Financial Accounting Standards Board or the Emerging Issues Task Force that is not in effect as of the date of this Agreement but that, if implemented, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.
          (i) Since June 3, 2010, the Company has been in compliance with the applicable requirements of SOX, in each case as in effect from time to time, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.
     Section 3.6 Financial Statements. (a) The unaudited consolidated balance sheet of Company and the Company Subsidiaries as of September 30, 2010, and the related consolidated statements of income and cash flows of the three-month periods then ended, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010 (the “Company Financial Statements”) fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the date thereof, and fairly present in all material respects the results of the consolidated operations, changes in stockholders’ equity, cash flows and consolidated financial position of the Company and the Company Subsidiaries for the respective fiscal periods or as of the date therein set forth, except the Company Financial Statements do not contain footnotes and are subject to normal year-end audit adjustments in amounts that are immaterial in nature and amount and are consistent with past experience. Each of the Company Financial Statements (including the related notes, where applicable), as of their respective dates, complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared, in all material respects, in accordance with GAAP consistently applied during the periods involved, except as indicated in such statements or in the notes thereto.
          (b) Except for those liabilities that are reflected or reserved against on the September 30, 2010 consolidated balance sheet of the Company and the Company Subsidiaries included in the Company Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2010 that are immaterial in nature or amount, neither the Company nor any of the Company Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make whole or similar liabilities or obligations) that would be required to be reflected in a consolidated balance sheet of the Company and the Company Subsidiaries, except for liabilities and obligations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries and would not prevent or materially delay Closing.
          (c) The consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2010, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the year ended December 31, 2010 as will be reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (such financial statements, the “Company 2010 Financial Statements”) to be filed with the SEC under the Exchange Act, accompanied by the audit report of the independent public accountants of the Company, will fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the date thereof, and will fairly present in all material respects the results of the consolidated operations, changes in stockholders equity, cash flows and consolidated financial position of the Company and the Company’s subsidiaries for the fiscal year ended December 31, 2010. The Company 2010 Financial Statements (including the related notes, where applicable) will comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) will be prepared in all material respect in accordance with GAAP consistently applied, except as indicated in such statements or in the notes thereto.
     Section 3.7 Absence of Material Adverse Effect. Since September 30, 2010 through the date of this Agreement, no event or events have occurred that have had or would have, individually or in the aggregate, a Material Adverse Effect on the Company or would prevent or materially delay the Closing.
     Section 3.8 Legal Proceedings. (a) Neither the Company nor any of the Company Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of the Company Subsidiaries except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company and would not prevent or materially delay the Closing.
          (b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated radio broadcasting companies or their Subsidiaries) imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect on the Company or, after Closing, on Parent or prevent or materially delay the Closing.
          (c) Except as would not have a Material Adverse Effect on the Company, neither the Company nor any of the Company Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or since September 30, 2010, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its management or its business (each whether or not set forth in the Company Disclosure Letter, a “Company Regulatory Agreement”), or is obligated to make any payment or incur any other expense pursuant to any Company Regulatory Agreement, nor, to the knowledge of the Company, has the Company or any of the Company Subsidiaries been advised in writing since September 30, 2010, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.
     Section 3.9 Taxes and Tax Returns. The Company and the Company Subsidiaries have duly filed all federal, state, foreign and local Tax Returns required to be filed by them on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and have duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from them by federal, state, foreign or local taxing authorities other than (i) Taxes that are not yet delinquent or that are being contested in good faith, have not been finally determined and have been adequately reserved against or (ii) Tax Returns or Taxes as to which the failure to file, pay or make provision for would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Section 3.9 of the Company Disclosure Letter lists those Tax Returns that are currently the subject of audit by the IRS or for which written notice of intent to audit has been received from the IRS. Any liability with respect to deficiencies asserted as a result of any such audit is covered by adequate reserves in accordance with GAAP in the Company Financial Statements. As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a federal income Tax assessment or deficiency. There are no material disputes pending, or claims asserted in writing, for Taxes or assessments upon the Company or any of the Company Subsidiaries for which the Company does not have adequate reserves. Neither the Company nor any of the Company Subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries). Neither the Company nor any Company Subsidiary is liable for any Taxes of any other person, whether by operation of law, contract, under Treasury Regulations Section 1.1502-6 (or comparable provision of any state, foreign or local Law), or otherwise, other than Taxes of current members of their consolidated group. Within the past two years, neither the Company nor any of the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.
     Section 3.10 Employee Benefit Plans. (a) Documents. Section 3.10 of the Company Disclosure Letter sets forth a list of each Company Benefit Plan.
     (i) Each Company Benefit Plan is and has been administered and operated in accordance with its terms, with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and all other applicable Laws except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Each Company Benefit Plan, including any amendments thereto, that is eligible for the receipt of a favorable determination letter from, or is eligible for approval by, and/or registration for and/or qualification for special Tax status with, the appropriate taxation, social security and/or supervisory authorities in the relevant country, state, territory or the like (each, an “Approval”) has received such Approval or there remains a period of time in which to obtain such Approval retroactive to the date of any amendment or change in Law that has not previously received such Approval.
     (ii) To the extent that any of the Company Benefit Plans have been reduced to writing, copies thereof have been supplied or made available to Parent. In the case of any Company Benefit Plan that is not in written form, Parent has been provided with an accurate written description of such Company Benefit Plan as in effect on the date of this Agreement. Parent has been provided with such other documentation with respect to any Company Benefit Plan as is reasonably requested in writing by Parent.
     (iii) To the knowledge of the Company, no commitment with respect to any aspect of any Company Benefit Plan has been made to an Employee by an authorized Employee other than as duly adopted under a Company Benefit Plan or otherwise in accordance with the preexisting terms and provisions of such Company Benefit Plans.
     (iv) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, there are no unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine undisputed claims for benefits), and, to the Company’s knowledge, no action, legal or otherwise, has been commenced with respect to any claim thereunder.
          (b) Defined Benefit Plans; Multiemployer Plans. No Company Benefit Plan is or at any time was (i) subject to Title IV of ERISA, (ii) subject to the minimum funding standards of Section 302 of ERISA or Section 412 or Section 430 of the Code, or (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code. Except as listed in Section 3.10(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is required to, and has not for the past six years been required to, contribute to a “multiemployer pension plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.
          (c) Continuation Coverage. No Company Benefit Plan (excluding any employment, severance and any similar agreement or arrangements) provides health or other welfare-type benefits (whether or not insured) on a group basis, with respect to any Employee after retirement or other termination of service (other than health benefits mandated by applicable Laws).
          (d) Effect of Transaction. The execution of this Agreement and the consummation of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan that will result in any material payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

          (e) Except as set forth in Section 3.10(e) of the Company Disclosure Letter, the Company does not maintain any Company Benefit Plan providing deferred or stock-based compensation that is not reflected in the Company Financial Statements.
          (f) Except as set forth in Section 3.10(f) of the Company Disclosure Letter, no amounts payable under the Company Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.
          (g) No non-exempt “prohibited transaction” (within the meaning of Section 4975(c) of the Code) involving any Company Benefit Plan has occurred with respect to which there is any outstanding liability. None of the assets of any Company Benefit Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) is an “employer security” (within the meaning of Section 407(d)(1) of ERISA) or “employer real property” (within the meaning of Section 407(d)(2) of ERISA).
          (h) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, all contributions (including all employer contributions and employee salary reduction contributions) or insurance premiums that are due have been paid with respect to each Company Benefit Plan, and all contributions or insurance premiums for any period ending on or before the Closing Date that are not yet due have been paid with respect to each such Company Benefit Plan or accrued, in each case in accordance with the past custom and practice of the Company, and the Company Subsidiaries.
          (i) No Company Benefit Plan is or at any time was funded through a “welfare benefit fund,” as defined in Section 419(e) of the Code, and no benefits under any Company Benefit Plan are or at any time have been provided through a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code) or a “supplemental unemployment benefit plan” (within the meaning of Section 501(c)(17) of the Code).
          (j) The Company and the Company Subsidiaries have reserved all rights necessary to amend or terminate each Company Benefit Plan which is “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), without the consent of any other person.
          (k) Each Company Benefit Plan which constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated in accordance with Section 409A of the Code and the regulations promulgated thereunder with respect to amounts subject to such requirements, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. With respect to each Company Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code, neither the Company nor any Company Subsidiary has any obligation to provide any “gross-up” or similar payment to any Employee in the event any such plan fails to comply with Section 409A of the Code.

          (l) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by the Company or any of the Company Subsidiaries under any contract, plan, program or arrangement or understanding would, individually or in the aggregate, have a Material Adverse Effect on the Company.
          (m) Labor.
     (i) The Company has identified to Parent each Employee, if any, of the Company or a Company Subsidiary who currently is on Family and Medical Leave Act of 1993 (“FMLA”) leave and his or her job title and each Employee, if any, of the Company or a Company Subsidiary who has made an express written request to the Company for FMLA leave to begin after the date of this Agreement. The Company’s written leave policies and, to the Company’s knowledge, practices regarding leave are currently in compliance with the FMLA.
     (ii) Section 3.10(m)(ii) of the Company Disclosure Letter lists each collective bargaining agreement to which the Company or a Company Subsidiary is a party in respect of the employees of the Company or a Company Subsidiary on the date of this Agreement. No collective bargaining agreement is, as of the date of this Agreement, being negotiated or renegotiated in any material respect by the Company or any of the Company Subsidiaries. As of the date of this Agreement, there is no labor dispute or strike against the Company or any of the Company Subsidiaries pending or, to the knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any of the Company Subsidiaries that would have a Material Adverse Effect on the Company. As of the date of this Agreement, to the Company’s knowledge, neither the Company nor any of the Company Subsidiaries has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any of the Company Subsidiaries, and there is no charge or complaint against the Company or any of the Company Subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing, that would have a Material Adverse Effect on the Company.
     Section 3.11 Compliance with Applicable Law. Other than with respect to Tax Laws (which are governed by Section 3.9), Environmental Matters (which are governed by Section 3.12) and FCC Authorizations (which are governed by Section 3.13), the Company and each of the Company Subsidiaries hold all licenses, franchises, permits, variances, orders, approvals and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable Law of any Governmental Entity relating to the Company or any of the Company Subsidiaries, except where the failure to hold such license, franchise, permit, variance, order, approval or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on the Company and would not prevent or materially delay the Closing.

     Section 3.12 Environmental Matters. (a) Hazardous Material. Except as would not, individually or in the aggregate, result in a Material Adverse Effect on the Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity with jurisdiction over the environment or by applicable federal, state or local Law relating to the protection of the environment or natural resources (“Environmental Laws”) to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws, but excluding office and janitorial supplies (a “Hazardous Material”), are present, as a result of the actions of the Company or any of the Company Subsidiaries or any Affiliate of the Company, or, to the knowledge of the Company, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, at concentrations exceeding those allowed by Environmental Laws, that the Company or any of the Company Subsidiaries currently, or, to the knowledge of the Company, formerly owned or leased.
          (b) Hazardous Materials Activities. Except as would not, individually or in the aggregate, result in a Material Adverse Effect on the Company: (i) neither the Company nor any of the Company Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any Law in effect on or before the Closing Date and (ii) neither the Company nor any of the Company Subsidiaries has disposed of, transported, sold, used, released, exposed its Employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date of this Agreement to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.
          (c) Environmental Compliance. Except as would not, individually or in the aggregate, result in a Material Adverse Effect on the Company: (i) the operations of the Company and the Company Subsidiaries are, and have been for the five years prior to the Closing Date, in compliance with all applicable Environmental Laws in the respective jurisdictions in which they operate; (ii) the Company and the Company Subsidiaries have obtained, and have been in compliance with for the five years prior to the Closing Date, all permits required under applicable Environmental Laws for the continued operations of their respective businesses; and (iii) neither the Company nor the Company Subsidiaries is subject to any outstanding written orders by any Governmental Entity, or is a party to any agreement with any Governmental Entity or third party respecting (A) Environmental Laws, or (B) any Release or threatened Release of a Hazardous Material.
     Section 3.13 FCC Authorizations. (a) Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list as of February 28, 2011 of (i) all FCC

Authorizations; (ii) all applications (collectively, “Pending Applications”) currently pending before the FCC filed by or on behalf of the Company or any Company Subsidiary; (iii) all petitions for rulemaking currently pending before the FCC that were filed by the Company or any Company Subsidiary; and (iv) all pending proceedings before the FCC (including those on appeal or review to any court of competent jurisdiction) that expressly relate to the Company, any Company Subsidiary, or any Company Station. Section 3.13(a) of the Company Disclosure Letter also identifies: (A) all radio stations for which the Company or any Company Subsidiary provides programming, advertising or other services pursuant to a local marketing agreement, joint sales agreement or similar agreement; (B) all radio stations owned by the Company or any Company Subsidiary to which programming, advertising or other services are provided pursuant to a local marketing agreement, joint sales agreement or similar agreement; and (C) all pending transactions for the acquisition or disposal of any radio stations by the Company or any Company Subsidiary through a purchase, sale or exchange transaction. The Company is not aware of any reason that could reasonably be expected to result in a refusal by the FCC to renew any FCC Authorization for a full term without any conditions (other than those standard to such renewals) in the normal course.
          (b) The Company’s FCC Authorizations are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired, and are not subject to any material conditions except for conditions applicable to radio broadcast licenses generally or as otherwise disclosed on the face of such FCC Authorizations and have been issued for the full terms. The Company and the Company Subsidiaries are operating, and have operated the Company Stations in compliance in all material respects with the terms of the Company’s FCC Authorizations, the Communications Act, and FCC rules and policies, and the Company and the Company Subsidiaries have, in all material respects, timely filed all material applications, reports and other FCC disclosures required by FCC rules and policies to be filed with respect to the Company Stations and have, in all material respects, timely paid all FCC regulatory fees with respect thereto. Except for administrative rulemakings before the FCC, pending legislative proposals in the United States Congress, or other governmental proceedings affecting the broadcast industry generally, there is not pending or, to the knowledge of the Company, threatened by or before the FCC or any court of competent jurisdiction any proceeding, notice of violation, order of forfeiture or complaint or investigation against or relating to the Company or any Company Subsidiaries, or any of the Company Stations.
          (c) The Company and the Company Subsidiaries are in compliance in all material respects with all requirements of the Federal Aviation Administration (the “FAA”) with respect to the construction and/or alteration of the Company Stations’ antenna structures, and, where required, FAA “no hazard” determinations for each antenna structure have been obtained, and where required, each antenna structure has been registered with the FCC.
     Section 3.14 Material Contracts. (a) Except for Company Material Contracts filed as exhibits to the Company Reports prior to the date of this Agreement or, as listed in Section 3.14(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to or bound by (i)

any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) or (ii) any Contract that:
(A) is a “non-compete,” or similar agreement that restricts or purports to restrict the geographic area in which the Company or any of the Company Subsidiaries may conduct any line of business, or that requires the referral of business opportunities by the Company or any of the Company Subsidiaries that could reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole;
(B) relates to partnerships, joint ventures or similar arrangements pursuant to which the Company or any of the Company Subsidiaries invests in any other Person that could reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole;
(C) relates to indebtedness of the Company or any of the Company Subsidiaries in excess of $1,000,000;
(D) provides for the acquisition or disposition of any assets by the Company or any of the Company Subsidiaries with a purchase price therefor in excess of $500,000;
(E) except for as required pursuant to the terms of any Company Benefit Plan, provides for transactions or arrangements between the Company or any of the Company Subsidiaries, on the one hand, and (I) any director or officer of the Company or any of the Company Subsidiaries, (II) any record or beneficial owner of 5% or more of the voting securities of the Company or (III) any Affiliate of any such director, officer or record or beneficial owner, on the other hand;
(F) is with on-air talent or employees providing services to the Company or Company Subsidiaries and involves a commitment for annual consideration in excess of $300,000;
(G) except for as required pursuant to the terms of any Company Benefit Plan, provides for annual payments in excess of $300,000 by, or $500,000 to, the Company or Company Subsidiaries; or
(H) is a local marketing agreement, joint sales agreement or similar agreement;
     (all contracts of the type described in this Section 3.14(a), being referred to herein as a “Company Material Contract”).

          (b) Neither the Company nor any of the Company Subsidiaries is in breach of or default under the terms of any Company Material Contract in any material respect. To the knowledge of the Company, no other party to any Company Material Contract is in any material respect in breach of or default under the terms of any Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company or any Company Subsidiary which is a party thereto and, to the knowledge of the Company, is in full force and effect; provided, however, that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. True, correct and complete copies, in all material respects, of each Company Material Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to Parent.
     Section 3.15 Title to Properties; Assets. Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company and would not prevent or materially delay the Closing:
          (a) The Company and each of the Company Subsidiaries have good and valid fee simple title to its owned properties and assets or good and valid leasehold interests in all of its leasehold properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business consistent with past practices. All such properties and assets, other than properties and assets in which the Company or any Company Subsidiary have a leasehold interest, are free and clear of all Liens other than Permitted Liens.
          (b) The Company and each of the Company Subsidiaries have complied with, and to the knowledge of the Company, each of the counterparties thereto have complied with, the terms of all leases to which it is a party and under which it is in occupancy or leased to a third party with respect to owned property, and, to the knowledge of the Company, all such leases are in full force and effect. Each lease material to the business of the Company and Company Subsidiaries taken as a whole has been made available to Parent.
          (c) The assets of the Company and each Company Subsidiary are, together with all assets licensed or leased, in the aggregate, sufficient and adequate to carry out their respective businesses in all material respects as currently conducted.
     Section 3.16 Intellectual Property. Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company and would not prevent or materially delay the Closing, either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses all rights necessary to use, all call letters, trademarks, trade names, service marks, service names, mark registrations or applications, logos, slogans, jingles, assumed names, universal resource locators, domain names, websites, registered and unregistered copyrights, patent registrations or applications for patent registrations, and trade secrets used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”). Section 3.16 of the Company Disclosure Letter sets forth all federally registered Company Intellectual Property that is owned by the Company or any Company Subsidiary or for which an application for federal registration has been submitted by the Company or any Company Subsidiary. As of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened claims by any Person alleging infringement or misappropriation by the Company or any Company Subsidiary arising from their use of the Company Intellectual Property. To the knowledge of the Company, the conduct of the businesses of the Company and Company Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person. As of the date of this Agreement, neither the Company nor any Company Subsidiary has made any claim of a violation, misappropriation or infringement by others of its rights to or in connection with the Company Intellectual Property. To the knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
     Section 3.17 Insurance. Section 3.17 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all material insurance policies issued in favor of the Company or any of the Company Subsidiaries, or pursuant to which the Company or any of the Company Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic occurrence-based policies still in force. With respect to each such insurance policy, (i) such policy is, to the knowledge of the Company, in full force and effect and all premiums due thereon have been paid (subject to expiration in accordance with its terms), and (ii) neither the Company nor any of the Company Subsidiaries is in material breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a material breach or default, or would permit cancellation or termination of, any such policy. No notice of cancellation or termination has been received with respect to any such policy.
     Section 3.18 State Takeover Laws. The Company Board has taken all necessary action so that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law (including the interested stockholder provisions codified in DGCL Section 203) or any anti-takeover provision in the Company Charter or Company Bylaws is applicable to this Agreement, the Merger and the other Transactions.
     Section 3.19 Opinion. Prior to the execution of this Agreement, the Company has received an opinion from Lazard Freres & Co. LLC to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to holders of Company Shares (assuming, for the purpose of the opinions, the full exercise of Company Warrants) from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.
     Section 3.20 Company Information. The information relating to the Company and the Company Subsidiaries that is or will be provided by the Company or its Representatives for inclusion in the Joint Proxy/Information Statement and the Form S-4,

and in any other document filed with any other Regulatory Agency in connection with the Transactions, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy/Information Statement (except for such portions thereof that relate only to Parent or any of the Parent Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
     Section 3.21 Vote Required. The Company Stockholder Approval is the only vote of the holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Transactions (including the Merger). There are no agreements, understandings or compensation arrangements that are, or would be, required to (i) be disclosed by the Company in the Joint Proxy/Information Statement pursuant to Item 402(t) of Regulation S-K promulgated by the SEC or (ii) be approved by the holders of any class or series of Company Capital Stock pursuant to Rule 14a-21(c) of the Exchange Act.
     Section 3.22 Broker’s Fees. None of the Company, any Company Subsidiary or any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related Transactions, other than JP Morgan Securities LLC and Lazard Freres & Co. LLC, the material terms of whose engagements have been disclosed to Parent.
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT,
HOLDCO AND MERGER SUB
     Except (i) as set forth in a publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed by Parent with the SEC at any time on or after December 31, 2009 through the Measurement Date, but excluding any risk factor disclosure under the headings “Risk Factors,” “Forward Looking Statements” or any similar precautionary sections and (ii) as disclosed in the disclosure letter (the “Parent Disclosure Letter”) delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (which letter sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Parent’s, Holdco’s or Merger Sub’s covenants contained in Article V, except that any information set forth in one section of the Parent Disclosure Letter will be deemed to apply to each other section or subsection thereof to the extent that it is reasonably apparent that such information is applicable to such other section or subsection without reference to any underlying documentation), Parent, Holdco and Merger Sub represent and warrant to the Company as follows:
     Section 4.1 Corporate Organization. (a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have, individually or in the aggregate, a Material Adverse Effect on Parent.
          (b) Copies of the certificate of incorporation of Parent, as amended and restated (the “Parent Charter”), the bylaws of Parent, as amended and restated (the “Parent Bylaws”), the Certificate of Incorporation of Holdco (the “Holdco Charter”), the Bylaws of Holdco (the “Holdco Bylaws”), the Certificate of Incorporation of Merger Sub (the “Merger Sub Charter”) and the Bylaws of Merger Sub (the “Merger Sub Bylaws”), each as in effect as of the date of this Agreement, have previously been made available to the Company.
          (c) Each Parent Subsidiary (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all the corporate or limited liability company power and authority to own or lease its properties and assets and to carry on its business as now conducted, in the case of clauses (ii) and (iii), except as would not have, individually or in the aggregate, a Material Adverse Effect on Parent.
     Section 4.2 Capitalization. (a) The authorized capital stock of Parent, as of the Measurement Date, is 270,262,000 shares, divided into four classes, consisting of (i) 200,000,000 shares designated as Parent Class A Common Stock, (ii) 20,000,000 shares designated as Parent Class B Common Stock, (iii) 30,000,000 shares designated as class C common stock, $0.01 par value per share (“Parent Class C Common Stock” and, together with the Parent Class A Common Stock and Parent Class B Common Stock, “Parent Common Stock”), and (iv) 20,262,000 shares of preferred stock, $0.01 par value per share, of which (A) 250,000 shares have been designated as 13 3/4% Series A Cumulative Exchangeable Redeemable Preferred Stock due 2009 (“Parent Series A Preferred Stock”) and (B) 12,000 shares of which have been designated as 12% Series B Cumulative Preferred Stock (“Parent Series B Preferred Stock”). No shares of Parent Series A Preferred Stock or Parent Series B Preferred Stock are issued or outstanding, nor are there any outstanding warrants, options or other rights to acquire same, or securities convertible into or exchangeable for the same. As of the Measurement Date, (i) 36,069,632 shares of Parent Class A Common Stock were issued and outstanding, (including 1,790,285 shares of Parent Class A Common Stock that were outstanding as of such time but were subject to vesting or other forfeiture restrictions or a right of repurchase by Parent as of such time), (ii) 5,809,191 shares of Parent Class B Common Stock were issued and outstanding, (iii) 644,871 shares of Parent Class C Common Stock were issued and outstanding, (iv) 23,531,136 shares of Parent Class A Common Stock were held by Parent in its treasury, (v) 0 shares of Parent Class B Common Stock were held by Parent in its treasury, (vi) 0 shares of Parent Class C Common Stock were held by Parent in its treasury, and (vii) an aggregate of 2,506,242 shares of Parent Class A Common Stock were reserved for issuance under Parent equity plans (“Parent Equity

Awards”), of which 787,230 shares of Parent Class A Common Stock are issuable upon the exercise of outstanding awards thereunder, and 1,203,084 shares of Parent Class A Common Stock are issuable upon exercise of outstanding warrants (“Parent Warrants”). There are no other classes of capital stock of Parent authorized or outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the Measurement Date, except pursuant to this Agreement, the Exchange Agreement, the Parent Equity Awards, and the Parent Warrants, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, issuance or registration of any shares of Parent Common Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock. The Parent Shares to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Parent has provided the Company with a list of each outstanding and unexercised Parent Warrant. Under the Exchange Agreement, Parent is obligated to issue at the closing thereunder 9,945,714 shares of Parent Common Stock, consisting of 3,315,238 shares of Parent Class A Common Stock and 6,630,476 shares of class D common stock. In addition, Parent is obligated under the Exchange Agreement to use commercially reasonable efforts to obtain amendments to outstanding warrants to purchase common stock of CMP Susquehanna Radio Holdings Corp., a Delaware corporation and indirect subsidiary of CMP, pursuant to which Parent would issue up to an additional 8,267,968 shares of Parent Common Stock.
          (b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as such term is defined under Regulation S-X of the SEC) of Parent are owned by Parent, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such significant subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary.
          (c) As of the Measurement Date, no bonds, debentures, notes or other indebtedness having the right to vote on any matter on which Parent’s stockholders may vote are issued and outstanding.
          (d) All of the issued and outstanding shares of common stock of Holdco are owned directly by Parent. All of the issued and outstanding shares of common stock of Merger Sub are owned directly by Holdco. Holdco and Merger Sub were formed solely for the purpose of engaging in the Transactions, have not engaged in any activities other than in connection with the Transactions and have incurred no liabilities or obligations other than as contemplated hereby.

     Section 4.3 Authority; No Violation. (a) Each of Parent, Holdco and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Parent, Holdco and Merger Sub and the consummation of the Transactions have been duly and validly approved by the Board of Directors of Parent (the “Parent Board”); the Board of Directors of Holdco (the “Holdco Board”); Parent, as the sole stockholder of Holdco; the Board of Directors of Merger Sub (the “Merger Sub Board”); and Holdco, as the sole stockholder of Merger Sub. The Parent Board, the Holdco Board and the Merger Sub Board have determined that this Agreement, the Transactions, and the amendment to the Parent Charter attached hereto as Exhibit E (the “Parent Charter Amendment”) are advisable and in the best interests of Parent, Holdco and Merger Sub and their respective stockholders and, except for the Parent Stockholder Consent and the Consent Right Holder Consent (each of which has been obtained contemporaneously with the execution of this Agreement) and the adoption of this Agreement by Parent as the sole stockholder of Holdco and the adoption of this Agreement by Holdco as the sole stockholder of Merger Sub, no other corporate proceedings on the part of Parent, Holdco or Merger Sub are necessary to approve this Agreement and to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent, Holdco and by Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligations of Parent, Holdco and Merger Sub, enforceable against Parent, Holdco and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and remedies available.
          (b) Neither the execution and delivery of this Agreement by Parent, Holdco or Merger Sub, nor the consummation of the Transactions, nor compliance by Parent, Holdco or Merger Sub, as applicable, with any of the terms or provisions of this Agreement, nor compliance by Parent with the terms or provisions of the Financing Agreements, nor the closings contemplated by the Financing Agreements, will (i) violate any provision of the Parent Charter, the Parent Bylaws, the Holdco Charter, the Holdco Bylaws, the Merger Sub Charter or the Merger Sub Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any Injunction or Law applicable to Parent, Holdco, Merger Sub, any of the Parent Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent, Merger Sub or any of the Parent Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Holdco, Merger Sub or any of the Parent Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults referred to in clause (ii) that would not, individually or in the aggregate, have a Material Adverse Effect on Parent, Holdco or Merger Sub.

     Section 4.4 Consents and Approvals. Except for (i) the filing with the SEC of the Joint Proxy/Information Statement and the filing and declaration of effectiveness of the Form S-4, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) any notices or filings under the HSR Act, (iv) Parent Stockholder Consent, (v) applicable filings with and approvals of the FCC pursuant to the Communications Act and any regulations promulgated thereunder by the FCC; (vi) the Consent Right Holder Consent, and (vii) the consents or approvals listed in Section 4.4 of the Parent Disclosure Letter, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Parent, Holdco or Merger Sub of this Agreement and (B) the consummation by Parent, Holdco and Merger Sub, as applicable, of the Merger and the other Transactions.
     Section 4.5 Reports. (a) Parent and each of the Parent Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 with the Regulatory Agencies, and all other reports and statements required to be filed by them since December 31, 2009 including any report or statement required to be filed pursuant to the Laws of the United States, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not, individually or in the aggregate, have a Material Adverse Effect on Parent. There is no unresolved violation by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any Parent Subsidiaries; there has been no formal or informal inquiry by, or disagreement or dispute with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent since December 31, 2009 that would, individually or in the aggregate, have a Material Adverse Effect on Parent or prevent or materially delay the Closing.
          (b) No final registration statement, prospectus, report, schedule or definitive proxy statement filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act (“Parent Reports”), and the respective rules and regulations thereunder, since December 31, 2009, as of the date of such Parent Report (or, if amended prior to the date of this Agreement, as of the date of the last amendment and filing thereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of circumstances under which they were made, not misleading. All Parent Reports filed under the Securities Act and the Exchange Act since December 31, 2009, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.
          (c) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to Parent Reports and the statements contained in such certifications are complete and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” have the meanings ascribed to such terms in SOX. Neither Parent nor any of Parent Subsidiaries has outstanding, or has since December 31, 2009 arranged any outstanding, “extensions of credit” to or for directors or executive officers of Parent in violation of Section 402 of SOX.
          (d) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that receipts and expenditures are made only in accordance with the authorizations of management and directors and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements.
          (e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.
          (f) Since December 31, 2009, Parent has not received any written notification of any (i) “significant deficiency” or (ii) “material weakness” in Parent’s internal controls over financial reporting. To the knowledge of Parent, there is no outstanding “significant deficiency” or “material weakness” that has not been appropriately and adequately remedied by Parent. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.
          (g) None of Parent Subsidiaries is, or at any time since December 31, 2009 has been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.
          (h) To the knowledge of Parent, there is no applicable accounting rule, consensus or pronouncement that, as of the date of this Agreement, has been adopted by the SEC, the Financial Accounting Standards Board or the Emerging Issues Task Force that is not in effect as of the date of this Agreement but that, if implemented, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.
          (i) Since December 31, 2009, Parent has been in compliance with the applicable requirements of SOX, in each case as in effect from time to time, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.
     Section 4.6 Financial Statements. (a) The unaudited consolidated balance sheet of Parent and the Parent Subsidiaries as of September 30, 2010, and the related consolidated statements of income and cash flows of the three-month periods then ended, as reported in Parent’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010 (the “Parent Financial Statements”) fairly present in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as of the date thereof, and fairly present in all material respects the results of the consolidated operations, changes in stockholders’ equity, cash flows and consolidated financial position of Parent and the Parent Subsidiaries for the respective fiscal periods or as of the date therein set forth, subject to normal year-end audit adjustments in amounts that are immaterial in nature and amount and are consistent with past experience. Each of the Parent Financial Statements (including the related notes, where applicable), as of their respective dates, complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared, in all material respects, in accordance with GAAP consistently applied during the periods involved, except as indicated in such statements or in the notes thereto.
          (b) Except for those liabilities that are reflected or reserved against on the September 30, 2010 consolidated balance sheet of Parent included in the Parent Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2010 that are immaterial in nature or amount, neither Parent nor any of the Parent Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make whole or similar liabilities or obligations) that would be required to be reflected in a consolidated balance sheet of Parent, except for liabilities and obligations that would not, individually or in the aggregate, have a Material Adverse Effect on Parent and would not prevent or materially delay Closing.
          (c) The consolidated balance sheet of Parent and the Parent Subsidiaries as of December 31, 2010, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the year ended December 31, 2010 as will be reported in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (such financial statements, the “Parent 2010 Financial Statements”) to be filed with the SEC under the Exchange Act, accompanied by the audit report of the independent public accountants of Parent, will fairly present in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as of the date thereof, and will fairly present in all material respects the results of the consolidated operations, changes in stockholders equity, cash flows and consolidated financial position of Parent and the Parent Subsidiaries for the fiscal year ended December 31, 2010. The Parent 2010 Financial Statements (including the related notes, where applicable) will comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) will be prepared in all material respect in accordance with GAAP consistently applied, except as indicated in such statements or in the notes thereto.
     Section 4.7 Absence of Material Adverse Effect. Since September 30, 2010 through the date of this Agreement, no event or events have occurred that have had or would have, individually or in the aggregate, a Material Adverse Effect on Parent, Holdco or Merger Sub or would prevent or materially delay the Closing.
     Section 4.8 Legal Proceedings. (a) Neither Parent nor any Parent Subsidiary is a party to any, and there are no pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any Parent Subsidiary except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent and would not prevent or materially delay the Closing.
          (b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated radio broadcasting companies or their Subsidiaries) imposed upon Parent, any Parent Subsidiary or the assets of Parent or any Parent Subsidiary that would, individually or in the aggregate, have a Material Adverse Effect on Parent or prevent or materially delay the Closing.
          (c) Except as would not have a Material Adverse Effect on Parent, neither Parent nor any of the Parent Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or since September 30, 2010, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its management or its business (each, whether or not set forth in the Parent Disclosure Letter, a “Parent Regulatory Agreement”), or is obligated to make any payment or incur any other expense pursuant to any Parent Regulatory Agreement, nor, to the knowledge of Parent, has Parent or any of the Parent Subsidiaries been advised in writing since September 30, 2010, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.
     Section 4.9 Taxes and Tax Returns. The Parent and the Parent Subsidiaries have duly filed all federal, state, foreign and local Tax Returns required to be filed by them on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and have duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from them by federal, state, foreign or local taxing authorities other than (i) Taxes that are not yet delinquent or that are being contested in good faith, have not been finally determined and have been adequately reserved against or (ii) Tax Returns or Taxes as to which the failure to file, pay or make provision for would not, individually or in the aggregate, have a Material Adverse Effect on the Parent. Any liability with respect to deficiencies asserted as a result of any audit of the Parent or any of the Parent Subsidiaries Tax Returns by the IRS or any other taxing authority is covered by adequate reserves in accordance with GAAP in the Parent’s financial statements. There are no material disputes pending, or claims asserted in writing, for Taxes or assessments upon the Parent or any of the Parent Subsidiaries for which the Parent does not have adequate reserves.
     Section 4.10 Compliance with Applicable Law. Other than with respect to Tax Laws (which are governed by Section 4.9), Environmental Matters (which are governed by Section 4.11) and FCC Authorizations (which are governed by Section 4.12), Parent and each of the Parent Subsidiaries hold all licenses, franchises, permits, variances, orders, approvals and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable Law of any Governmental Entity relating to Parent or any of the Parent Subsidiaries, except where the failure to hold such license, franchise, permit, variance, order, approval or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Parent and would not prevent or materially delay the Closing.
     Section 4.11 Environmental Matters. (a) Hazardous Material. Except as would not, individually or in the aggregate, result in a Material Adverse Effect on Parent, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity with jurisdiction over the environment or by Environmental Laws to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all Hazardous Material are present, as a result of the actions of Parent or any of the Parent Subsidiaries or any Affiliate of Parent, or, to the knowledge of Parent, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, at concentrations exceeding those allowed by Environmental Laws, that Parent or any of Parent Subsidiaries currently, or, to the knowledge of Parent, formerly owned or leased.
          (b) Hazardous Materials Activities. Except as would not, individually or in the aggregate, result in a Material Adverse Effect on Parent: (i) neither Parent nor any of the Parent Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any Law in effect on or before the Closing Date and (ii) neither Parent nor any of the Parent Subsidiaries has engaged in any Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date of this Agreement to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.
          (c) Environmental Compliance. Except as would not, individually or in the aggregate, result in a Material Adverse Effect on the Parent: (i) the operations of Parent and the Parent Subsidiaries are, and have been for the five years prior to the Closing Date, in compliance with all applicable Environmental Laws in the respective jurisdictions in which they operate; (ii) Parent and the Parent Subsidiaries have obtained, and have been in compliance with for the five years prior to the Closing Date, all permits required under applicable Environmental Laws for the continued operations of their respective businesses; and (iii) neither Parent nor the Parent Subsidiaries is subject to any outstanding written orders by any Governmental Entity, or is a party to any agreement with any Governmental Entity or third party respecting (A) Environmental Laws, or (B) any Release or threatened Release of a Hazardous Material.
     Section 4.12 FCC Authorizations. (a) The FCC Authorizations held by Parent or the Parent Subsidiaries are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired, and are not subject to any material conditions except for conditions applicable to radio broadcast licenses generally or as otherwise disclosed on the face of such FCC Authorizations and have been issued for the full terms. Parent and the Parent Subsidiaries are operating, and have operated the Parent Stations in compliance in all material respects with the terms of Parent or the Parent Subsidiaries’ FCC Authorizations, the Communications Act, and FCC rules and policies, and Parent and the Parent Subsidiaries have, in all material respects, timely filed all material applications, reports and other FCC disclosures required by FCC rules and policies to be filed with respect to the Parent Stations and have, in all material respects, timely paid all FCC regulatory fees with respect thereto. Except for administrative rulemakings before the FCC, pending legislative proposals in the United States Congress, or other governmental proceedings affecting the broadcast industry generally, there is not pending or, to the knowledge of Parent, threatened by or before the FCC or any court of competent jurisdiction any proceeding, notice of violation, order of forfeiture or complaint or investigation against or relating to Parent or any Parent Subsidiaries, or any of the Parent Stations.
          (b) Section 4.12(b) of the Parent Disclosure Letter sets forth a list of all Arbitron-rated markets where the number of total radio stations or the number of radio stations in a particular radio service (AM or FM) owned by Parent or any Parent Subsidiary (or in which Parent or any Parent Subsidiary otherwise holds an attributable ownership interest under the FCC Media Ownership Rules) exceeds the current ownership limits set forth in the FCC Media Ownership Rules. Such list includes the total number of radio stations in each such market, the number of radio stations in which a single Person may hold an attributable ownership interest under the FCC Media Ownership Rules in that market, and an identification of the radio stations in the market attributable to the Parent.
          (c) Parent and the Parent Subsidiaries are in compliance in all material respects with all requirements of FAA with respect to the construction and/or alteration of the Parent Stations’ antenna structures, and, where required, FAA “no hazard” determinations for each antenna structure have been obtained, and where required, each antenna structure has been registered with the FCC.
          (d) Parent and the Parent Subsidiaries are entities legally and financially qualified under the Communications Act to enter into this Agreement and to hold the FCC Authorizations held by the Company Subsidiaries. Neither Parent nor the

Parent Subsidiaries have any knowledge of any fact that would, under existing law (including the Communications Act) and existing rules, regulations and practices of the FCC, disqualify Parent or the Parent Subsidiaries as a transferee of the FCC Authorizations held by Company Subsidiaries.
     Section 4.13 Intellectual Property. Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Parent and would not prevent or materially delay the Closing, either Parent or a Parent Subsidiary owns, or is licensed or otherwise possesses all rights necessary to use, all call letters, trademarks, trade names, service marks, service names, mark registrations or applications, logos, slogans, jingles, assumed names, universal resource locators, domain names, websites, registered and unregistered copyrights, patent registrations or applications for patent registrations, and trade secrets used in their respective businesses as currently conducted (collectively, the “Parent Intellectual Property”). As of the date of this Agreement, there are no pending or, to the knowledge of the Parent, threatened claims by any Person alleging infringement or misappropriation by the Parent or any Parent Subsidiary arising from their use of the Parent Intellectual Property. To the knowledge of the Parent, the conduct of the businesses of the Parent and the Parent Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person. As of the date of this Agreement, neither the Parent nor any Parent Subsidiary has made any claim of a violation, misappropriation or infringement by others of its rights to or in connection with the Parent Intellectual Property. To the knowledge of the Parent, no Person is infringing or misappropriating any Parent Intellectual Property, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Parent.
     Section 4.14 Financing. Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of (i) an executed Investment Agreement to provide, subject to the terms and conditions therein, equity financing in the aggregate amount set forth therein (being collectively referred to as the “Equity Financing”), and (ii) an executed Debt Commitment Letter to provide, subject to the terms and conditions therein, debt financing in an aggregate amount set forth therein (being collectively referred to as the “Debt Financing”, and together with the Equity Financing collectively referred to as the “Financing”). As of the date of this Agreement, neither the Investment Agreement nor Debt Commitment Letter has been amended or modified and the respective commitments contained in such letters have not been withdrawn or rescinded in any respect. As of the date of this Agreement, each of the Investment Agreement and the Debt Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and Holdco, respectively, and to the knowledge of Parent, the other parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability. Parent has fully paid, or is paying, substantially contemporaneously with the execution and delivery of this Agreement, any and all commitment fees or other fees in connection with the Investment Agreement and the Debt Commitment Letter that are payable on or prior to the date of this Agreement. The net proceeds contemplated by the Financing Letters will, together with cash and cash equivalents available to Parent in the aggregate be sufficient to consummate the Transactions upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith, including payment of all amounts under Article II of this Agreement. As of the date of this Agreement, Parent has no reason to believe that it or Holdco, as applicable, will be unable to satisfy any term or condition of closing to be satisfied by it contained in the Financing Letters. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Holdco under any term or condition of the Financing Letters or that would, individually or in the aggregate, permit the financial institutions party thereto to terminate, or to not make the initial funding of the facilities to be established thereunder upon satisfaction of all conditions thereto; provided that none of Parent, Holdco, or Merger Sub are making any representations in this Section 4.14 regarding the effect of the inaccuracy of any of the representations and warranties in Article III. Except as set forth in the Financing Letters, there are no (i) conditions precedent to the respective obligation of the investors to fund the full amount of the Equity Financing; (ii) conditions precedent to the respective obligations of the lenders specified in the Debt Commitment Letter to fund the full amount of the Debt Financing; or (iii) contractual contingencies under any agreements, side letters or arrangements relating to the Financing to which either Parent, Holdco, Merger Sub or any of their respective Affiliates is a party that would permit the lenders specified in the Debt Commitment Letter or the investors providing the Investment Agreement to reduce the total amount of the Financing (other than retranching or reallocating the Debt Financing in a manner that does not reduce the aggregate amount of the Debt Financing), or that would materially and adversely affect the availability of the Debt Financing or the Equity Financing.
     Section 4.15 Opinion. Prior to the execution of this Agreement, Parent has received an opinion from Moelis & Company, which is based upon and subject to the matters set forth therein as of the date thereof, as to the fairness to Parent from a financial point of view, of the Merger Consideration and the Share Issuance. Such opinion has not been amended or rescinded as of the date of this Agreement.
     Section 4.16 Parent Information. The information relating to Parent and the Parent Subsidiaries to be contained in the Joint Proxy/Information Statement and the Form S-4, or the information relating to Parent and the Parent Subsidiaries that is or will be provided by Parent or its Representatives for inclusion in any other document filed with any other Regulatory Agency in connection with the Transactions, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy/Information Statement (except for such portions thereof that relate only to the Company or any of the Company Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder in all material respects.
     Section 4.17 Broker’s Fees. None of Parent, any Parent Subsidiary or any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the

Merger or related Transactions, other than UBS Investment Bank and Macquarie Capital (USA) Inc.
     Section 4.18 Vote Required. Except for the Parent Stockholder Consent and the Consent Right Holder Consent, no vote of the holders of any class or series of Parent capital stock or indebtedness is necessary to approve the Share Issuance and Parent Charter Amendment and the Transactions (including the Merger).
ARTICLE V. PRE-CLOSING COVENANTS
     Section 5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as contemplated or permitted by this Agreement, a provision of the Company Disclosure Letter making reference to this Section 5.1 or as Parent may otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed)), the Company will, and will cause each of the Company Subsidiaries to, (i) conduct, in all material respects, its business in the ordinary course; (ii) use commercially reasonable efforts to preserve intact its business organization and its significant business relationships and to retain the services of its current key officers and key Employees; (iii) use commercially reasonable efforts to comply with the Communications Act and FCC rules and policies in the operation of the Company Stations; (iv) promptly deliver to Parent copies of any material reports or applications filed with the FCC (except with respect to the matters governed by Section 6.1, which section will govern such matters); (v) promptly notify Parent of any inquiry, investigation or proceeding which to the knowledge of the Company has been initiated by the FCC relating to the Company Stations (except with respect to the matters governed by Section 6.1, which section will govern such matters); and (vi) diligently prosecute any Pending Applications or any other filings necessary or appropriate in other proceedings before the FCC to preserve or obtain any FCC Authorization for a Company Station without material adverse modification (except with respect to the matters governed by Section 6.1, which section will govern such matters).
     Section 5.2 Company Forbearances. Without limiting the generality of Section 5.1, during the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as contemplated or permitted by this Agreement or a provision of the Company Disclosure Letter), the Company will not, and will not permit any of the Company Subsidiaries to, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed):
          (a) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (but not including accrual of interest on or maturity of obligations incurred before the date of this Agreement), in excess of $5,000,000 in the aggregate, or make any loan or advance, other than: (i) short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of the Company or any of its directly or indirectly wholly-owned Subsidiaries to the Company or any of the Company Subsidiaries, (ii) guarantees of performance obligations of the Company or any of the Company Subsidiaries in the ordinary course of business, or (iii) drawings under existing credit facilities;
          (b) (i) adjust, split, combine or reclassify any of its capital stock;
     (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Company Subsidiaries to the Company or to any of its wholly owned Subsidiaries, (B) the acceptance of shares of Company Class A Common Stock or Company Class B Common Stock as payment of the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of Company Stock Options or Company Warrants or the vesting of restricted stock or other Company Restricted Stock, in each case in accordance with the terms of the applicable award agreements or the Company Equity Incentive Plan pursuant to which the awards were granted, and (C) repurchases or cancellations of unvested shares in connection with the termination of the employment relationship with any Employee pursuant to stock option or purchase agreements in effect on the date of this Agreement);
     (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than grants to employees of the Company made in the ordinary course of business under the Company Equity Incentive Plan;
     (iv) issue any additional shares of Company Capital Stock except (A) upon the exercise or in satisfaction of any Company Stock Options or Company Warrants outstanding as of the date of this Agreement or Company Stock Options, Company Warrants or other stock based awards issued thereafter in compliance with this Agreement or (B) for grants of Company Restricted Stock in the ordinary course of business; provided, that such grants of Company Restricted Stock will not exceed 135,000 shares of Company Capital Stock in the aggregate with 50% of such grants to vest on the Closing Date and 50% of such grants to vest six months after the Closing Date, subject to Section 2.12;
          (c) except in the ordinary course of business, or as required by Law, an agreement (including, any Company Benefit Plan) in effect on the date of this Agreement or the Company Equity Incentive Plan or as otherwise set forth in the Company Disclosure Letter:
     (i) increase any wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any director, executive officer or employee;

     (ii) enter into or amend any employment or severance agreements with any director or executive officer;
     (iii) establish any bonus or incentive plan;
     (iv) pay any pension or retirement allowance not allowed by any existing plan or agreement or by applicable Law;
     (v) pay any bonus;
     (vi) become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any Employee;
     (vii) accelerate the vesting of, or the lapsing of restrictions with respect to, any Company Restricted Stock or Company Stock Options (except as provided in Section 2.11); or
          (d) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets that, individually or in the aggregate with all other such transactions, have a value in excess of $5,000,000, to any Person other than a Company Subsidiary;
          (e) cancel, release, settle or assign any indebtedness or third party claim, action or proceeding that, individually or in the aggregate with all other such indebtedness or claims, has a value in excess of $5,000,000, in each case other than in the ordinary course of business or pursuant to Contracts in force at the date of this Agreement;
          (f) except for the renewal of any local marketing agreement set forth in Section 5.2(f) of the Company Disclosure Letter for a period not to exceed an additional one year term, enter into any local marketing agreement in respect of the programming of any radio or television broadcast station or contract for the acquisition or sale of any radio broadcast station (by merger, purchase or sale of stock or assets or otherwise) or of any equity or debt interest in any Person that directly or indirectly has an attributable interest in any radio broadcast station or acquire or agree to acquire any other business or material assets; provided, however, that it will be deemed reasonable for Parent to withhold consent for any such local marketing agreement or acquisition that would be reasonably likely to delay, impede or prevent receipt of the FCC Approval;
          (g) enter into any new line of business that is material to the Company and the Company Subsidiaries, taken as a whole, or materially change any of its technology or operating policies that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except in the ordinary course of business or as required by applicable Law;
          (h) amend the Company Charter or the Company Bylaws, or otherwise take any action to exempt any Person (other than Parent or the Parent Subsidiaries) from

DGCL Section 203 or any similarly restrictive provisions of its organizational documents or, except as contemplated by Section 6.10(b), terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;
          (i) except as required by GAAP or the SEC as concurred in by its independent auditors or in the ordinary course of business, make any material change in its methods or principles of accounting or make or change any material Tax election;
          (j) except as otherwise may be allowed under Section 5.2(c), enter into or amend in any material respect or waive any of its material rights under any Company Material Contract, except in the ordinary course of business consistent with past practice;
          (k) adopt or recommend a plan of complete or partial dissolution, liquidation, recapitalization, restructuring or other reorganization;
          (l) except as required by Law, enter into or amend in any material respect any collective bargaining agreement; or
          (m) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.
     Section 5.3 Parent, Holdco and Merger Sub Forbearances. During the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as contemplated or permitted by this Agreement or a provision of the Parent Disclosure Letter or as the Company may otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed)), Parent will, and will cause each of the Parent Subsidiaries to (i) conduct, in all material respects, its business in the ordinary course and (ii) use commercially reasonable efforts to preserve substantially intact its business organization. Without limiting the generality of the preceding sentence, during the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as contemplated or permitted by this Agreement or a provision of the Parent Disclosure Letter), Parent, Holdco and Merger Sub will not, and Parent will not permit any of the Parent Subsidiaries to, without the prior written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed):
          (a) adjust, split, combine or reclassify any of Parent’s capital stock;
          (b) amend the Parent Charter or the Parent Bylaws;
          (c) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) dividends paid by any of

Parent Subsidiaries to Parent or to any of its wholly owned Subsidiaries, (ii) the acceptance of shares of Parent Common Stock as payment of the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of Parent Equity Awards or Parent Warrants or the vesting of restricted stock, in each case in accordance with past practice and the terms of the applicable award agreements or equity plans pursuant to which the awards were granted, and (iii) repurchases or cancellations of unvested shares in connection with the termination of the employment relationship with any employee of Parent pursuant to stock option or purchase agreements in effect on the date of this Agreement);
          (d) issue any additional Parent Shares, except pursuant to awards made pursuant to Parent employee benefit plans to directors in the ordinary course, and the issuance of up to 10,000,000 shares in connection with acquisitions in the ordinary course of business; provided such issuances would not reasonably be expected, individually or in the aggregate, to impair or delay the ability of Parent or Merger Sub to satisfy any of the conditions to the Merger set forth in this Agreement;
          (e) adopt or recommend a plan of complete or partial dissolution, liquidation, recapitalization, restructuring or other reorganization;
          (f) except as required by GAAP or the SEC as concurred in by its independent auditors or in the ordinary course of business, make any material change in its methods or principles of accounting or make or change any material Tax election;
          (g) acquire by merging or consolidating with, or by purchasing all of or a controlling equity interest in, or by any other manner, any Person or division, business or equity interest of any Person if such acquisition would reasonably be expected to impair or delay the ability of Parent, Holdco or Merger Sub (i) to satisfy any of the conditions to the Merger set forth in this Agreement or (ii) solely with respect to cash acquisitions, to perform any of the obligations regarding the making of cash payments to the Company set forth in Article VIII to the extent such obligations become due and payable;
          (h) enter into any new line of business that is material to the Parent and the Parent Subsidiaries, taken as a whole, except in the ordinary course of business or as required by applicable Law;
          (i) make any optional prepayments of indebtedness; or
          (j) agree to take, make any commitment to take, or adopt any resolutions of the Parent Board in support of, any of the actions prohibited by this Section 5.3.
ARTICLE VI. ADDITIONAL AGREEMENTS
     Section 6.1 Regulatory Matters; Third Party Consents. (a) Parent and the Company will as promptly as practicable prepare and file with the SEC the Joint Proxy/Information Statement and Parent will as promptly as practicable prepare and file with the SEC the Form S-4 in which the Joint Proxy/Information Statement will be included as a prospectus. Parent will use its reasonable best efforts, and the Company will use its reasonable best efforts to cooperate with Parent, to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and thereafter mail or deliver the Joint Proxy/Information Statement to its respective stockholders.
          (b) The parties will cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the Transactions (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. The Company and Parent will have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. The parties will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transactions and each party will keep the other apprised of the status of matters relating to completion of the Transactions.
          (c) Each of Parent and the Company will, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy/Information Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other Transactions.
          (d) Each of Parent and the Company will promptly advise the other upon receiving any communication from any Governmental Entity consent or approval of which is required for consummation of the Transactions.
          (e) Notwithstanding the foregoing, Parent will promptly take, in order to consummate the Transactions, all reasonable best efforts necessary (i) to secure the expiration or termination of any applicable waiting period under the HSR Act (the “HSR Clearance”) and/or to resolve any objections asserted by any Governmental Entity with respect to the Transactions under any antitrust Law (each, an “Objection”) and (ii) to prevent the entry of, and to have vacated, lifted, reversed or overturned, any decree, judgment, Injunction or other order that would prevent, prohibit, restrict or delay the consummation of the Transactions, in each case including (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any such party and

(B) selling, divesting or otherwise conveying particular assets or categories of assets or businesses of Parent and its Affiliates. Such efforts will include taking all actions contemplated by the previous sentence, subject only to a limitation that those actions would not have a Material Adverse Effect on Parent and the Company on a combined basis after the Merger is completed. Parent will respond to and seek to resolve as promptly as practicable any Objections that are raised and refrain from taking any action that would reasonably be expected to impede or delay HSR Clearance. No actions taken pursuant to this Section 6.1(e) will be considered for purposes of determining whether a Material Adverse Effect on the Company or Parent has occurred.
          (f) Except as otherwise contemplated by this Agreement, (i) Parent and the Company will cooperate, and Parent, to the extent not inconsistent with its fiduciary obligations, will cause Cumulus Media Partners, LLC (“CMP”) to cooperate, to prepare such applications as may be commercially reasonable and necessary for submission to the FCC in order to obtain the FCC Approval (the “FCC Applications”) and will promptly file (the earlier of the actual filing date and the date that is 15 Business Days following the date that this Agreement is executed) such FCC Applications with the FCC; (ii) Parent and/or the Company will file such applications (the “Divestiture Applications”) with the FCC as may be commercially reasonable and necessary under the Communications Act and FCC rules and policies which propose the assignment of FCC Authorizations, including those from markets identified in Section 4.12 of the Parent Disclosure Letter to third parties or to a divestiture trust that would, upon consummation, enable Parent to be in compliance with the FCC Media Ownership Rules as of the Effective Time, and (iii) each of Parent and the Company will (A) diligently take, or cooperate in the taking of, all necessary, desirable, proper and reasonable best efforts, and provide any additional information, reasonably required or requested by the FCC with respect to the FCC Applications and the Divestiture Applications; (B) keep the other informed of any material communications (including any meeting, conference or telephonic call) and will provide the other copies of all correspondence between it (or its advisors) and the FCC with respect to the FCC Applications and the Divestiture Applications; (C) permit the other to review any material communication relating to the FCC Applications and the Divestiture Applications to be given by it to the FCC; (D) to notify as soon as reasonably practicable the other in the event it becomes aware of any other facts, actions, communications or occurrences that might directly or indirectly affect Parent’s or the Company’s intent or ability to effect prompt FCC approval of the FCC Applications and the Divestiture Applications; (E) oppose, and Parent will, to the extent not inconsistent with its fiduciary obligations, cause CMP to oppose, any petitions to deny or other objections filed with respect to the FCC Applications or the Divestiture Applications and any requests for reconsideration or judicial review of the FCC Approval; and (F) not take, and Parent will, to the extent not inconsistent with its fiduciary obligations, cause CMP not to take, any action that would reasonably be expected to materially delay, materially impede or prevent receipt of the FCC Approval or the FCC’s grant of the Divestiture Applications. The fees required by the FCC for the filing of the FCC Applications and the Divestiture Applications will be borne one half by Parent (on behalf of Holdco and Merger Sub) and one half by the Company. The procedures for any divestiture (including the selection of specific stations) will be subject to coordination, review and reasonable approval of Parent and the Company.

          (g) Each of Parent and the Company will give and Parent will, to the extent not inconsistent with its fiduciary obligations, cause CMP to give, any notices to third parties, and Parent and the Company will use, and Parent will, to the extent not inconsistent with its fiduciary obligations, cause CMP to use, reasonable best efforts to obtain any third party consents not covered by subparagraphs (a) and (b) above, necessary, proper or advisable to consummate the Merger. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Entity, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Entity with respect to this Agreement.
          (h) Parent and the Company acknowledge that license renewal applications (each, a “Renewal Application”) may be pending before the FCC with respect to the Company Stations (each, a “Renewal Station”). In order to avoid disruption or delay in the processing of the FCC Applications and the Divestiture Applications, the Company will use reasonable best efforts to promptly prosecute and resolve any issues with respect to pending Renewal Applications. The Company will promptly advise Parent of any communications from the FCC with respect to those pending Renewal Stations, and, if necessary and appropriate, Parent and the Company will request that the FCC apply its policy permitting license assignments and transfers in transactions involving multiple markets to proceed, notwithstanding the pendency of one or more Renewal Applications. Parent and the Company agree to make such representations and undertakings as necessary or appropriate to invoke such policy, including undertakings by Parent or the Parent Subsidiaries to assume the position of applicant with respect to any pending Renewal Applications, and to assume the risks relating to such applications. To the extent reasonably necessary to expedite grant of a Renewal Application, and thereby facilitate grant of the FCC Applications and the Divestiture Applications, Parent and the Company will enter into tolling agreements with the FCC with respect to the relevant Renewal Application as necessary or appropriate to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such Renewal Station in connection with any pending complaints, investigations, letters of inquiry, or other proceedings, including, but not limited to, complaints that such Renewal Station aired programming that contained obscene, indecent or profane material (a “Tolling Agreement”). Parent and the Company will consult in good faith with each other prior to entering into any such Tolling Agreement. Section 6.1(h) of the Company Disclosure Letter sets forth all radio stations owned by the Company or any Subsidiary of the Company with Renewal Applications pending as of the date of this Agreement.
          (i) In addition to the filing of any Divestiture Applications as may be required by the Communications Act and FCC rules and policies, each of Parent and the Company agree to, and will cause their respective Subsidiaries to, timely use reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any communications or broadcast Law (including the FCC Media Ownership Rules) that may be required by the FCC, so as to enable the parties to close the transactions contemplated by this Agreement as promptly as practicable. Such efforts will include all actions contemplated by the previous sentence, including committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the divestiture of such assets as are required to be divested in order to obtain the FCC Approval, or to avoid the entry of, or to effect the dissolution of or vacate or lift, any order, that would otherwise have the effect of preventing or materially delaying the consummation of the Merger and the other transactions contemplated by this Agreement, subject only to a limitation that those actions would not have a Material Adverse Effect on Parent and the Company on a combined basis after the Merger is completed.
          (j) Each of Parent and the Company agrees to use, and cause Company Subsidiaries and Parent Subsidiaries to use and Parent will, to the extent not inconsistent with its fiduciary obligations, cause CMP to use, reasonable best efforts to correct any errors, inconsistencies or other problems with the FCC Authorizations.
          (k) Notwithstanding anything to the contrary in this Agreement, in no event will Parent be required to take any actions described in Section 6.1(e) or Section 6.1(i) that would irrevocably take effect prior to the Effective Time or that would have a Material Adverse Effect on Parent and the Company on a combined basis after the Merger is completed.
     Section 6.2 Access to Information. (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of the Company and Parent will, and will cause each of their Subsidiaries to, afford to the Representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its personnel, properties, books, Contracts, commitments and records, and, during such period, the parties will, and will cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws (other than reports or documents that such party is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as the other may reasonably request; provided, however, neither the Company nor Parent nor any of their respective Subsidiaries will be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. In furtherance of the foregoing, from the period beginning immediately after the receipt of HSR Clearance until the Effective Time, the Company will (i) afford Parent the opportunity to hold meetings with Company personnel at reasonable times during ordinary business hours and upon reasonable advance notice provided to the Chief Financial Officer and Senior Vice President — Finance of the Company; (ii) afford Parent with reasonable access to visit and inspect the Company’s properties, including, but not limited to, the Company Stations during ordinary business hours and upon reasonable advance notice provided to the Chief

Financial Officer and Senior Vice President — Finance of the Company; provided, that with respect to clauses (i) and (ii) one or more Company employees designated by the Chief Financial Officer and Senior Vice President — Finance of the Company are afforded the opportunity to be present at such meetings and visits and any such meetings and visits will be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties, and (iii) to the extent the Company maintains any such reports, provide on a monthly basis Parent with copies of the Company’s weekly market by market and overall consolidated pacing reports and monthly market, station level, and business segment P&L reports and any other reports reasonably requested by Parent.
          (b) All information and materials provided pursuant to this Agreement will be subject to the provisions of the Confidentiality Agreement entered into between the Company and Parent as of January 31, 2011 (the “Confidentiality Agreement”).
          (c) No investigation by either of the parties or their respective representatives will affect the representations and warranties of the other set forth in this Agreement.
     Section 6.3 Stockholder Approval. The Company will call a meeting of its stockholders to be held as soon as reasonably practicable after the Joint Proxy/Information Statement is cleared by the SEC staff for mailing for the purpose of obtaining the requisite stockholder approvals required in connection with this Agreement and the Merger. Subject to and until the Company Board effects a Change of Recommendation pursuant to Section 6.10(d), the Company Board will use its reasonable best efforts to obtain from its stockholders the Company Stockholder Approval. Subject to Section 6.10(d), the Company Board will recommend that its stockholders vote in favor of the adoption of this Agreement (the “Company Board Recommendation”). Subject to the Company’s right to terminate this Agreement under Section 8.1(c)(ii), the Company and Parent agree that the Company’s obligations pursuant to the first two sentences of this Section 6.3 will not be affected by the commencement, public proposal or communication to the Company of any Acquisition Proposal or by the withdrawal or modification by the Company Board, of the Company Board Recommendation.
     Section 6.4 Nasdaq Stock Market Listing. Parent will use reasonable best efforts to cause the shares of Parent Class A Common Stock, Parent Class B Common Stock (including shares of Parent Class B Common Stock to be issued upon exercise of Company Warrants) and Parent Exchange Warrants to be issued, or reserved for issuance, in connection with the Merger to be approved for listing on the Nasdaq Stock Market, subject to official notice of issuance, prior to the Effective Time.
     Section 6.5 Employee Matters. (a) For a period of six months following the Effective Time, Parent will provide, or will cause to be provided to each employee of the Company or any Company Subsidiary (the “Company Employees”) medical benefits under the applicable Company Benefit Plan as in effect immediately prior to the Effective Time. As of the Effective Time, Parent will cause the Surviving Corporation and its

Subsidiaries to honor in accordance with their terms, all written employment, retention and change in control agreements and arrangements existing immediately prior to the execution of this Agreement and listed in, or as specifically contemplated by Section 5.2(c) of the Company Disclosure Letter, which are between the Company or any Company Subsidiary and any director, officer or employee thereof or maintained by the Company or any Company Subsidiary.
          (b) Subject to Section 6.5(a), upon the Effective Time, and following thereafter, Company Employees will be entitled, to the extent that it is practicable to do so consistent with applicable insurance Contracts and other agreements under which such plans are maintained, to participate in Parent retirement, welfare benefit and similar plans without regard to waiting periods, exceptions for pre-existing conditions, requirements of insurability or any “actively at work” requirement or exclusion and giving effect to years of service with the Company or any Company Subsidiary as if such service were with Parent (provided, however, that no credit for years of service with the Company or any Company Subsidiary will be given for purposes of benefit accrual under any defined benefit pension plan of Parent) as well as credit under Parent’s group health plans for all deductibles and co-payments and amounts paid toward out-of-pocket limits made by such Company Employees under the group health plans maintained by the Company prior to the Effective Time.
          (c) Nothing herein expressed or implied will (i) confer upon any of the Company Employees any rights or remedies (including any right to employment or continued employment for any specified period) of any kind whatsoever under or by reason of this Agreement or (ii) subject to the provisions of Section 6.5(a) and (b) above, obligate Parent, the Surviving Corporation or any Parent Subsidiary to maintain any particular Company Benefit Plan or grant or issue any equity-based awards or limit the ability of Parent to amend or terminate (or cause to be amended or terminated) such Company Benefit Plans to the extent permitted thereunder in accordance with their terms. None of the provisions of this Agreement are intended to constitute an amendment to any Company Benefit Plan and no Company Employee will have the right to enforce or compel the enforcement of any provisions of this Section 6.5 or this Agreement.
     Section 6.6 Indemnification; Directors’ and Officers’ Insurance. (a) After the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of the Company Subsidiaries or who is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee or agent of another Person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such individual is or was a director, officer or employee of the Company or any of the Company Subsidiaries or (ii) this Agreement or any of the Transactions, whether asserted or arising before or after the Effective Time, Parent will, and will cause the Surviving Corporation to, indemnify, defend and hold harmless, such Indemnified Parties against such claims, actions, suits or proceedings, to the fullest extent that would be permitted under applicable Delaware corporate Law as of the Effective Time (including reimbursement for reasonable fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party). From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company to indemnify, defend and hold harmless, the Indemnified Parties as provided in the Company Charter and the Company Bylaws in effect on the date of this Agreement, and any agreement listed in the Company Disclosure Letter, except that, to the extent any such matter arises out of service by any individual as a director or officer of Parent as of or after the Merger, such indemnity will be provided in accordance with the Parent Charter and Parent Bylaws, as in effect from time to time, and any director and officer indemnification agreements between Parent and such Person.
          (b) Parent will use its reasonable best efforts to cause the individuals covered by the Company’s directors’ and officers’ liability insurance immediately prior to the Effective Time to be covered for a period of six years after the Effective Time by the directors’ and officers’ liability insurance as in effect on the Measurement Date, and if that is not practicable, then such insurance not substantially less favorable to the insured than the policy maintained by the Company as of the Measurement Date (such other insurance may include so-called “tail” policies, of at least the same coverage and amounts containing terms and conditions that are not less advantageous than the Company’s policy as in effect on the Measurement Date) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such, and provided further that in no event will Parent be required to expend in any year an amount in excess of 300% of the annual aggregate premiums currently paid by the Company for such insurance (the “Maximum Premium”). Notwithstanding anything to the contrary, prior to the Effective Time, the Company may purchase a “tail” insurance policy to cover for a period of six years after the Effective Time the individuals covered by the Company’s directors’ and officers’ liability insurance immediately prior to the Effective Time; provided that the amount paid by the Company for such “tail” policy will not exceed an amount equal to 300% of the annual aggregate premiums currently paid by the Company for such insurance. In the event that the Company purchases such a “tail” policy prior to the Effective Time, Parent and the Surviving Corporation will maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder. If insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent will maintain policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.
          (c) This Section 6.6 will survive the Effective Time and is expressly intended to be for the benefit of, and will be enforceable by the Indemnified Parties and their respective heirs and personal representatives and will be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event that Parent or the Surviving Corporation or their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision will be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 6.6.
     Section 6.7 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the then current officers and directors of each party and their respective Subsidiaries will take all such necessary action as may be reasonably requested by Parent.
     Section 6.8 Advice of Changes. Each of Parent and the Company will promptly advise the other of any change or event, of which it has knowledge, (i) having or reasonably likely to have a Material Adverse Effect on Parent or the Company, as the case may be, or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement, except that (A) no such notification will affect the representations, warranties or covenants of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement and (B) a failure to comply with this Section 6.8 will not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.
     Section 6.9 Exemption from Liability Under Section 16(b). Parent and the Company agree that, in order to most effectively compensate and retain Company Insiders in connection with the Merger, both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of Company Shares into Parent Shares in the Merger, and for compensatory and retentive purposes agree to the provisions of this Section 6.9. Assuming that the Company delivers to Parent the Section 16 Information in a timely fashion, the Parent Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will adopt a resolution providing that the receipt by Company Insiders of Parent Shares in exchange for Company Shares pursuant to the Transactions, to the extent such securities are listed in the Section 16 Information, is intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act.
     Section 6.10 Company Board Recommendation; Acquisition Proposals. (a) Subject to the provisions of this Section 6.10, the Company will not, nor will it authorize or permit any of the Company Subsidiaries to, and will cause the Company Subsidiaries and its Representatives not to, (i) initiate, solicit or knowingly encourage the submission of, or, other than informing Persons of the provisions contained in this Section 6.10, participate or engage in any negotiations or discussions with respect to, any Acquisition Proposal, (ii) in connection with any potential Acquisition Proposal, disclose or furnish any nonpublic information or data to any Person concerning the Company or afford any

Person other than Parent or its Representatives access to the properties, books or records of the Company and the Company Subsidiaries, except as required by Law, pursuant to a request for information of any Governmental Entity or in accordance with, and pursuant to Section 6.10(b) or (iii) enter into or execute, or propose to enter into or execute, any Acquisition Agreement. The Company will, and will cause the Company Subsidiaries and Representatives of the Company and the Company Subsidiaries to, cease immediately and cause to be terminated all discussions and negotiations with any Person (other than Parent, Holdco, Merger Sub, Investors or their respective Representatives) that commenced prior to the date of this Agreement regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, and request from each Person that has executed a confidentiality agreement with the Company the prompt return or destruction of all confidential information previously furnished to such Person or its Representatives and terminate access by each such Person and its Representatives to any online or other data rooms containing any information in respect of the Company or any of the Company Subsidiaries.
          (b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to receiving the Company Stockholder Approval, the Company and its Representatives may, in response to an Acquisition Proposal that was not solicited by the Company, any of the Company Subsidiaries or any of their respective Representatives and did not otherwise result from a breach of this Section 6.10, participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any nonpublic information or data to, or afford access to the properties, books or records of the Company to, the Person or Persons (but only after any such Person(s) enters into a customary confidentiality agreement with the Company not materially less restrictive of such Person(s), to the extent it has not previously done so, than the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not restrict the making of an Acquisition Proposal) and which may not provide for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 6.10(b) and Section 6.10(c)), making such Acquisition Proposal and their respective Representatives and potential sources of financing, if the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal is, or would reasonably be expected to lead to, a Superior Proposal. From and after the date of this Agreement, the Company will not grant any waiver, amendment or release under any standstill agreement unless the Company Board determines in good faith, after consultation with outside counsel, that the failure to grant any such waiver, amendment or release would reasonably be expected to be inconsistent with the directors’ obligations under applicable Law. All information provided to a third party under this Section 6.10(b) will be provided or made available on a prior or substantially concurrent basis to Parent if such information has not previously been provided to Parent.
          (c) The Company will as promptly as reasonably practicable, and in any event within 24 hours after receipt, notify Parent orally and in writing of the receipt of any Acquisition Proposal or request for information or inquiry which the Company believes could reasonably be expected to lead to an Acquisition Proposal. The written notice will include the identity of the Person making such Acquisition Proposal, request or inquiry, the material terms of the Acquisition Proposal, request or inquiry (including any material written amendments or modifications, or any proposed material written amendments or modifications, thereto), and the Company will keep Parent reasonably informed on a prompt basis of any material changes (and in any event within 24 hours of the Company being aware of such changes) with respect to such Acquisition Proposal, request or inquiry. The Company will provide Parent with prompt notice (and in any event within 24 hours of such determination) of any determination by the Company Board that such Acquisition Proposal constitutes a Superior Proposal.
          (d) Subject to the provisions of this Section 6.10, neither the Company Board nor any committee thereof will, directly or indirectly, (i) (A) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, (B) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal, (C) in the event of a tender offer or exchange offer for any outstanding shares of Company Capital Stock, fail to recommend against acceptance of such tender offer or exchange offer by the Company’s stockholders within ten Business Days of the commencement thereof (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any tender offer or exchange offer by its stockholders as of the end of the ten day Business Day period will constitute a failure to recommend against any such offer); or (D) recommend that the Company’s stockholders reject adoption of this Agreement, the Merger or the Transactions (any action described in clauses (A)-(D) above being referred to as a “Change of Recommendation”) or (ii) allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement (I) related to any Acquisition Proposal (other than any confidentiality agreement pursuant to Section 6.10(b)) (an “Acquisition Agreement”) or (II) requiring it to abandon, terminate or fail to consummate the Transactions.
          (e) Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time after the date of this Agreement and prior to the receipt of the Company Stockholder Approval, (i) solely in response to a Superior Proposal which was not solicited by the Company or the Company Subsidiaries or any of the Company Representatives and did not otherwise result from a breach of this Section 6.10, the Company Board may terminate this Agreement pursuant to Section 8.1(c)(ii) in order to cause the Company to concurrently enter into a definitive Acquisition Agreement with respect to a Superior Proposal or (ii) the Company Board may effect a Change of Recommendation, in the case of each of clause (i) and clause (ii) above, only (A) if and to the extent, that the Company Board determines in good faith, after consultation with outside counsel and its financial advisor, that failing to take any such action would be reasonably likely to be inconsistent with the directors’ obligations under applicable Law and (B) at a time that is after 5:00 p.m. (NY time) on the fourth Business Day following the Company’s delivery to Parent of written notice advising Parent that the Company Board intends to take such action, specifying, in the case of clause (i), the terms and conditions of such Superior Proposal, including the identity of the Person making the

Superior Proposal and, in the case of clause (ii), reasonable details regarding the cause for, and nature of, the withdrawal or modification of the Company Board Recommendation; provided, however, that (I) with respect to any applicable Superior Proposal, any amendment to the financial terms or any other material term of such Superior Proposal will require a new written notice by the Company and a new such four Business Day period, and no such termination of this Agreement by the Company or withdrawal or modification of the Company Board Recommendation may be made during any such four Business Day period, (II) the Company will, and will cause its financial and legal advisors to, during such four Business Day period described above, to the extent requested by Parent, negotiate with Parent in good faith, to make such changes in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal or that the cause for such withdrawal or modification of the Company Board Recommendation ceases to exist, as applicable, (III) the Company Board will take into account any written proposal to amend the financial and other terms of this Agreement proposed by Parent in response to any such written notice by the Company or otherwise and (IV) the requirements for terminating this Agreement pursuant to Section 8.1(c)(ii) or effecting a Change of Recommendation are still satisfied at the time this Agreement is terminated or at the time of such withdrawal or modification of the Company Board Recommendation, as applicable.
          (f) Nothing contained in this Section 6.10 or elsewhere in this Agreement will prohibit the Company or the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2 of the Exchange Act or from making any other disclosure to the Company’s stockholders if, in the Company Board’s determination in good faith after consultation with outside counsel, the failure so to disclose would be inconsistent with the directors’ obligations under applicable Law, provided that the Company and the Company Board may not effect a Change of Recommendation, except to the extent permitted by Section 6.10(e). It is understood and agreed that a “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act or a factually accurate public statement of the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto will not constitute a Change of Recommendation.
     Section 6.11 Control of the Other Party’s Business. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the operations of the Company or will give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
     Section 6.12 Subsidiary Compliance. Parent will cause Holdco and Merger Sub to comply with all of Holdco’s and Merger Sub’s obligations under or relating to this Agreement. Holdco and Merger Sub will not engage in any business which is not in connection with the Merger. Parent will vote all of the shares of Holdco in favor of the adoption of this Agreement. Holdco will vote all of the shares of Merger Sub in favor of the adoption of this Agreement.

     Section 6.13 Actions with Respect to Existing Debt. (a) Solely upon the request of Parent, the Company will use its reasonable best efforts to commence as promptly as practicable following the date of receipt of the Notes Tender Offer Documents from Parent pursuant to subparagraph (c) below, together with applicable written instructions from Parent to commence the Notes Tender Offer (as defined below), such offers to purchase, consistent with the terms of section 3.10 of the Indenture (as defined below) or otherwise, and related consent solicitations with respect to the Notes (as defined below) as, and on the terms and conditions (including as such terms and conditions may be amended, modified or waived by Parent from time to time) set forth by Parent (or as may otherwise be agreed between the Company and Parent) and such other customary terms and conditions as are reasonably acceptable to Parent and the Company (including related or stand-alone consent solicitations, collectively, the “Notes Tender Offer”); provided that (i) this Agreement will not have been terminated in accordance with Article VIII, (ii) the Company will have received from Parent the completed Notes Tender Offer Documents which will be in form and substance reasonably satisfactory to the Company, and (iii) at the time of such commencement, Parent, Holdco and Merger Sub will have otherwise performed or complied with all of their agreements and covenants required by this Agreement to be performed on or prior to the time that the Notes Tender Offer is to be commenced. The Company will waive any of the conditions to the Notes Tender Offer (other than that the Merger will have been consummated and that there will be no order prohibiting consummation of the Notes Tender Offer) as may be reasonably requested by Parent in writing and will not, without the written consent of Parent, waive any condition to the Notes Tender Offer or make any changes to the Notes Tender Offer other than as agreed by Parent and the Company. “Notes” means all outstanding 7.75% Senior Secured Notes due 2018 of the Company.
          (b) The Company agrees that, promptly following the consent expiration date, assuming the requisite consents are received, the Company and each of the Company Subsidiaries as is necessary will execute a supplemental indenture (the “Supplemental Indenture”) to the indenture, dated as of December 10, 2010, between the Company, Wilmington Trust Company and Deutsche Bank Trust Company Americas (the “Indenture”), which Supplemental Indenture will implement the amendments set forth in the Notes Tender Offer Documents and will become operative upon acceptance of the Notes for payment pursuant to the Notes Tender Offer (or in the case of a Notes Tender Offer which is a stand-alone consent solicitation, the conditions thereto being satisfied or waived) and concurrently with the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Notes Tender Offer). Concurrent with the Effective Time, Parent will cause the Company to accept for payment and after the Effective Time, Parent will cause the Surviving Corporation to promptly pay for the Notes that have been properly tendered and not properly withdrawn pursuant to the Notes Tender Offer and, subject to receipt of the requisite consents, pay for consents validly delivered and not revoked in accordance with the Notes Tender Offer.
          (c) Promptly after the date of this Agreement, Parent, at its own expense, will prepare all necessary and appropriate documentation in connection with the Notes Tender Offer, including the offers to purchase, related consents and letters of transmittal and other related documents (collectively, the “Notes Tender Offer Documents”). Parent and the Company will, and will cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of the Offer Documents. The Notes Tender Offer Documents (including all amendments or supplements thereto) and all mailings to the holders of the Notes in connection with the Notes Tender Offer will be subject to the prior review of, and comment by, the Company and Parent and will be reasonably acceptable in form and substance to each of them. If at any time prior to the completion of the Notes Tender Offer any information in the Notes Tender Offer Documents should be discovered by the Company or its Subsidiaries, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Notes Tender Offer Documents, so that the Notes Tender Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information will promptly notify the other party in writing, and an appropriate amendment or supplement describing such information, in form and substance acceptable to Parent, will be disseminated by or on behalf of the Company to the holders of the applicable Notes. Notwithstanding anything to the contrary in this Section 6.13, the Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable Law to the extent such Laws are applicable in connection with the Notes Tender Offer. To the extent that the provisions of any applicable Law conflict with this Section 6.13, the Company will comply with the applicable Law and will not be deemed to have breached their obligations hereunder by such compliance.
          (d) In connection with the Notes Tender Offer, Parent may select one or more dealer managers or solicitation agents, information agents, depositaries and other agents to provide assistance in connection therewith and the Company will, and will cause the Company Subsidiaries to, enter into customary agreements (including indemnities which will be effective only if the Merger is consummated) with such parties so selected and on terms and conditions acceptable to Parent. Parent will pay, or cause to be paid, the fees and expenses of any dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with the Notes Tender Offer and Parent further agrees to pay, or cause to be paid, all reasonable out-of-pocket expenses (including reasonable fees and expenses incurred by the Company and the Company Subsidiaries’ Representatives) in connection with the Notes Tender Offer. Parent, Holdco and Merger Sub will, on a joint and several basis, indemnify and hold harmless the Company, the Company Subsidiaries, and their respective Representatives (other than any direct indemnification of any dealer manager or solicitation agent, which will be indemnified under the applicable dealer manager or solicitation agent agreement); provided, however, that Parent, Holdco and Merger Sub will indemnify the Company, the Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any dealer manager or solicitation agent agreement from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Notes Tender Offer and the Notes Tender Offer Documents; provided, however, that neither Parent, Holdco nor Merger Sub will have any obligation to indemnify and hold harmless any such party or Person to the extent that such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred arises from disclosure regarding the Company and the Company Subsidiaries supplied by such party or Person or included in any Company Report that is determined to have contained a material misstatement or omission.
          (e) To the extent that, as of the Closing Date, the requisite consents have not been validly delivered (without having been properly withdrawn) in accordance with the Notes Tender Offer with respect to any Notes by the holders thereof, at the request of Parent, the Company will, promptly take such other actions under the Indenture as may be requested and determined by Parent to be necessary or advisable with respect to all of the then outstanding Notes as have not delivered the requisite consents to provide for the satisfaction and discharge of such Notes and the Indenture or assist Parent in making arrangements for the defeasance of any such Notes in accordance with the terms of the Indenture and the terms of such Notes to the extent that such instruments permit such defeasance; provided that Parent will irrevocably deposit with the applicable trustee under the Indenture at the Closing sufficient funds or securities, as applicable, to effect such satisfaction and discharge or defeasance. Nothing in this Section 6.13 will be construed to limit or alter the rights and obligations of the Company, its Subsidiaries or Representatives to commence an exchange offer for the Notes pursuant to the Registration Rights Agreement (defined in the Indenture). In connection with any such exchange offer for the Notes, Parent will, and will cause its Subsidiaries and Representatives to, reasonably cooperate with the Company in the preparation of the documents and other materials necessary for such exchange offer.
     Section 6.14 Financing. (a) Subject to the terms and conditions of this Agreement, Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Financing Letters, and will not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Financing Letters if such amendment, modification or waiver would (i) reduce the aggregate amount of the Financing, or (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Financing, in the case of either clause (i) or (ii) above in a manner that would reasonably be expected to (A) materially delay or prevent the Closing Date, (B) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) materially less likely to occur or (C) materially adversely impact the ability of Parent, Holdco or Merger Sub to enforce its rights against the other parties to the Financing Letters or the definitive agreements with respect thereto, the ability of Parent, Holdco or Merger Sub to consummate the Transactions or the likelihood of consummation of the Transactions; provided, however, that Parent, Holdco and Merger Sub may (i) amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement or (ii) otherwise amend or replace the Debt Commitment Letter so long as (x) such amendments do not impose terms or conditions that would reasonably be expected to materially delay or prevent the Closing, (y) the terms are not, taken as a whole, materially less beneficial to Parent, Holdco or

Merger Sub, with respect to conditionality, than those in the Debt Commitment Letter as in effect on the date of this Agreement and (z) with respect to replacements, the replacement debt commitments otherwise satisfy the terms and conditions of an Alternative Financing set forth below. Parent may enter into discussions regarding, and may enter into arrangements and agreements relating to, the Equity Financing to add other equity providers, on the condition that such arrangements or agreements (i) do not reduce the aggregate amount of the Equity Financing, (ii) do not impose terms or conditions that would reasonably be expected to delay or prevent the Closing Date, (iii) are not, taken as a whole, materially less beneficial to Parent, Holdco or Merger Sub, with respect to conditionality, than those in the Investment Agreement as in effect on the date of this Agreement and (iv) with respect to any such equity provider, such Equity Provider enters into an investment agreement on substantially the same terms and conditions as the Investment Agreement then in effect. Parent will use its reasonable best efforts to (I) maintain in effect the Financing Letters (including any definitive agreements entered into in connection with any such Financing Letters), (II) satisfy on a timely basis (taking into account the Marketing Period) all conditions in the Financing Agreements applicable to Parent, Holdco and Merger Sub to obtaining the Financing, (III) consummate the Equity Financing at or prior to the Closing, (IV) negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on terms and conditions contained in the Debt Commitment Letter or consistent in all material respects with the Debt Commitment Letter (such definitive agreements, together with the Financing Letters, the “Financing Agreements”) and promptly upon execution thereof provide complete executed copies of such definitive agreements to the Company, (V) consummate the Debt Financing at or prior to the Closing and (VI) fully enforce the counterparties’ obligations and its rights under the Financing Agreements, including by suit or other appropriate proceeding to cause the lenders under the Debt Financing and the equity investors under the Investment Agreement to fund in accordance with their respective commitments if all conditions to funding the Debt Financing and Equity Financing in the applicable Financing Agreements have been satisfied or waived. Parent will keep the Company reasonably informed on a timely basis of the status of Parent’s, Holdco’s and Merger Sub’s efforts to arrange the Financing and to satisfy the conditions thereof, including, upon Company’s reasonable request, (A) advising and updating the Company, in a reasonable level of detail, with respect to status, proposed Closing Date and material terms of the material definitive documentation for the Financing and (B) providing copies of the current drafts of all such definitive documentation. If any portion of that amount of the Financing necessary to consummate the Transactions becomes unavailable on the material terms and conditions contemplated by the applicable Financing Agreements, (i) Parent will promptly notify the Company and (ii) Parent will use its reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions not materially less favorable, taken as a whole, to Parent, Holdco, Merger Sub and the Company than the terms and conditions set forth in the applicable Financing Agreements (“Alternative Financing”) as promptly as practicable following the occurrence of such event but no later than the final day of the Marketing Period. In such event, (1) the term “Debt Financing” as used in this Agreement will be deemed to include any such alternative debt financing, (2) the term “Equity Financing” as used in this Agreement will be deemed to include any such alternative equity financing, (3) the term “Financing” will be deemed to include the Alternative Financing, (4) the term “Debt Commitment Letter” will be deemed to include any commitment letters with respect to any such alternative debt financing, (5) the term “Investment Agreement” will be deemed to include any commitment letters with respect to the alternative equity financing and (6) the term “Financing Agreements” will be deemed to include any definitive agreement with respect to the Alternative Financing. Notwithstanding anything contained in this Section 6.14 or in any other provision of this Agreement, in no event will Parent, Holdco or Merger Sub be required (i) to amend or waive any of the terms or conditions hereof or of the Financing Agreements or (ii) to consummate the Closing any earlier than the final day of the Marketing Period.
          (b) The Company will provide to Parent, and will cause its Subsidiaries to provide, at Parent’s cost and expense as provided in Section 6.14(c), and will use commercially reasonable efforts to cause its Representatives to provide, all cooperation reasonably requested by Parent that is customary and necessary in connection with arranging, obtaining and syndicating the Financing and causing the conditions in the Financing Agreements to be satisfied, including (i) assisting with the preparation of offering and syndication documents and materials, including prospectuses, private placement memoranda, information memoranda and packages, lender and investor presentations, rating agency materials and presentations, and similar documents and materials, in connection with the Financing, and providing reasonable and customary authorization letters to the Financing Sources and Investors authorizing the distribution of information to prospective lenders and containing customary information (all such documents and materials, collectively, the “Offering Documents”), (ii) preparing and furnishing to Parent, the Financing Sources and the Investors as promptly as practicable with all Required Information and all other information and disclosures relating to the Company and its Subsidiaries (including their businesses, operations, financial projections and prospects) as may be reasonably requested by Parent to assist in preparation of the Offering Documents (including execution of customary authorization and management representation letters), (iii) having the Company designate a member of senior management of the Company to participate in a reasonable number of presentations, road shows, due diligence sessions, drafting sessions and sessions with ratings agencies in connection with the Financing, including direct contact between such senior management of the Company and its Subsidiaries and Parent’s Financing Sources and Investors and potential lenders and investors in the Financing, (iv) using commercially reasonable efforts to assist Parent in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Debt Commitment Letter, (v) requesting the Company’s independent auditors to cooperate with Parent’s commercially reasonable efforts to obtain accountant’s comfort letters and consents from the Company’s independent auditors, (vi) assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents, hedging agreements and other certificates and documents as may be requested by Parent (including a certificate of the chief financial officer of the Company and its Subsidiaries with respect to solvency matters before giving effect to the Financing or the consummation of the Transactions), (vii) facilitating the pledging of collateral for the Debt Financing, including taking commercially reasonable actions necessary to permit the Financing Sources to evaluate the Company’s and its Subsidiaries’ real property and current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements and establishing, as of the Effective Time, bank and other accounts and blocked account agreements and lockbox arrangements in connection with the Debt Financing, (viii) using commercially reasonable efforts to ensure that the Financing Sources benefit from the existing lending relationships of the Company and the Company Subsidiaries, (ix) using commercially reasonable efforts to obtain from the Company’s existing lenders such consents, approvals, authorizations and instruments which may be reasonably requested by Parent in connection with the Debt Financing and collateral arrangements, including customary payoff letters, lien releases, instruments of termination or discharge, (x) preparing and delivering to Parent any supplements to the above information as may be required pursuant to the Debt Commitment Letter and (xi) cooperating with Parent to satisfy the conditions precedent to the Debt Financing to the extent within the control of the Company and its Subsidiaries, and taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately upon the Effective Time; provided, however, that no obligation of the Company or any Company Subsidiary under any certificate, document, agreement or instrument (other than the authorization and representation letters referred to above) will be effective until the Effective Time and, none of the Company or any Company Subsidiary will be required to pay any commitment or other similar fee or incur any other liability (other than in connection with the authorization and representation letters referred to above) in connection with the Financing prior to the Effective Time. In connection with the foregoing, the Company will file with the SEC all Company Reports for the annual and quarterly fiscal periods ending on and after December 31, 2010 as soon as practicable but in any event not later than (i) 90 days following the end of the Company’s fiscal year, in the case of annual reports on Form 10-K and (ii) 45 days following the end of each fiscal quarter of the Company, in the case of quarterly reports on Form 10-Q, all of which such Company Reports will be Compliant. The Company hereby consents to the use of the Company Subsidiaries’ logos in connection with the Financing; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any Company Subsidiary or the reputation or goodwill of the Company or any Company Subsidiary. The Company will, upon request of Parent, use its commercially reasonable efforts to periodically update any Required Information to be included in any Offering Document to be used in connection with such Financing so that Parent may ensure that any such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.
          (c) Parent will promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by Section 6.14(b). Parent will indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 6.14) and any information used in connection therewith, except with respect to any information relating to the Company provided in writing by the Company or any of its Subsidiaries.
          (d) Parent, Holdco and Merger Sub acknowledge and agree that the obtaining of Financing, or any Alternative Financing, is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any Alternative Financing, subject to fulfillment or waiver of the conditions set forth in Article VII. The Company hereby acknowledges and agrees that this Agreement provides for limited remedies available to it in circumstances where the Financing is not available (for any reason or no reason) and that these remedies are generally limited to the Company’s right to either terminate this Agreement and receive the Parent Termination Fee (and, if applicable, the Additional Parent Termination Fee) or seek specific performance, each as specifically provided in, and subject to the terms and conditions of, Article VIII and Section 9.10. Nothing in this Section 6.14(d) will be construed to limit, expand or alter the rights and remedies of the parties under the other sections of this Agreement.
          (e) Notwithstanding anything in this Agreement or the Financing Agreements to the contrary, to the extent that the FCC Approval has not been granted by May 10, 2012, the Marketing Period will be deemed to commence on May 11, 2012; provided, that all conditions to the commencement of the Marketing Period set forth in clauses (i), (ii) and (iii) of the definition of Marketing Period will have been satisfied, other than the satisfaction of the conditions set forth in Section 7.1(c) (but only if the condition set forth in Section 7.1(d) also is not satisfied) and Section 7.1(d).
     Section 6.15 Subsequent Disclosures by Parent. Within two Business Days following the closing of the transactions contemplated by the Exchange Agreement, if, to the knowledge of Parent or any of the Parent Subsidiaries (solely with respect to representations and warranties concerning Parent or such Parent Subsidiary set forth in Sections 4.1(c), 4.2(b), 4.8, 4.9, 4.10, 4.11, 4.12, 4.13 and 4.16), there is any matter existing in respect of CMP or the transactions contemplated by the Exchange Agreement which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Parent Disclosure Letter, Parent will supplement and update the Parent Disclosure Letter to reflect any such matter; provided that no such supplement or update to the Parent Disclosure Letter will be deemed to amend or modify any representations or warranties to the extent such changes in such supplement or update would cause the condition set forth in Section 7.3(c) not to be satisfied as such condition applies to the combined Parent-CMP entity.
ARTICLE VII. CLOSING CONDITIONS
     Section 7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger will be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approvals. The Company Stockholder Approval shall have been obtained.
          (b) Nasdaq Listing. The shares of Parent Class A Common Stock to be issued to the holders of Company Shares upon consummation of the Merger shall have been authorized for listing on the Nasdaq Stock Market, subject to official notice of issuance.
          (c) HSR Clearance. HSR Clearance has been obtained.
          (d) FCC. The FCC Approval shall have been granted without any conditions which would have a Material Adverse Effect on Parent and the Company on a combined basis after the Merger is completed; provided, however that the simultaneous consummation by Parent of any divestiture proposed in the Divestiture Applications will not be deemed a Material Adverse Effect or considered in determining whether there is a Material Adverse Effect.
          (e) Form S-4. (i) The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and (ii) at least 20 Business Days shall have elapsed since the Joint Proxy/Information Statement shall have been mailed to holders of Parent Common Stock.
          (f) No Injunctions or Restraints; Illegality. No Injunction preventing the consummation of the Merger or any of the other Transactions shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.
     Section 7.2 Conditions to Obligations of Parent, Holdco and Merger Sub. The obligation of Parent, Holdco and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent and Holdco, on behalf of themselves and Merger Sub, at or prior to the Effective Time, of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date will be true and correct as of such date) provided, that this condition shall be deemed satisfied unless all inaccuracies in such representations and warranties in the aggregate constitute a Material Adverse Effect on the Company at the Closing Date (ignoring solely for purposes of this proviso any reference to Material Adverse Effect or other materiality qualifiers contained in such representations and warranties), and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.
          (c) Material Adverse Effect on Company. There shall not have occurred at any time after the date of this Agreement any Material Adverse Effect on the Company.
     Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Parent, Holdco and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), provided that this condition shall be deemed satisfied unless all inaccuracies in such representations and warranties in the aggregate constitute a Material Adverse Effect on Parent at the Closing Date (ignoring solely for purposes of this proviso any reference to Material Adverse Effect or other materiality qualifiers contained in such representations and warranties), and the Company shall have received a certificate signed on behalf of Parent, Holdco and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.
          (b) Performance of Obligations of Parent. Parent, Holdco and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent, Holdco and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.
          (c) Material Adverse Effect on Parent. There shall not have occurred at any time after the date of this Agreement any Material Adverse Effect on Parent.
ARTICLE VIII. TERMINATION AND AMENDMENT
     Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:
          (a) by the mutual consent of the Company and Parent; or
          (b) by either the Company or Parent:

     (i) if the Merger will not have been consummated on or before March 8, 2012 (such date, and as it may be extended in this clause (i), the “End Date”); provided, however, if as of the End Date, all conditions to this Agreement will have been satisfied or waived (other than those that are satisfied by action taken at Closing, and other than the conditions set forth in Section 7.1(c), Section 7.1(d) or Section 7.1(f) (to the extent related to regulatory matters)), then the Company or Parent may by written notice to the other party extend the End Date from time to time to a date and time that is on or before 5:00 p.m. New York City time on June 8, 2012; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) will not be available to any party whose breach of this Agreement has been the proximate cause of, or resulted in, the failure of the Merger to occur on or before such date; or
     (ii) if any Governmental Entity of competent jurisdiction will have enacted or issued any final and non-appealable Law or order or taken any other final and non-appealable action enjoining or otherwise prohibiting consummation of the Transactions, provided that the right to terminate this Agreement under this Section 8.1(b)(ii) will not be available to any party who failed to comply with its obligations under Section 6.1; or
     (iii) if Company Stockholder Approval will not have been obtained at the Company Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof; or
     (iv) if the FCC (whether or not by delegated authority) issues a decision which denies the FCC Applications or designates them for an evidentiary hearing; or
          (c) by the Company:
     (i) upon a breach of any covenant or agreement on the part of Parent, Holdco or Merger Sub, or any failure of any representation or warranty of Parent, Holdco or Merger Sub to be true and accurate, in any case such that a condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach or failure is incapable of being cured, or if capable of being cured, will not have been cured within 30 days following receipt by Parent of written notice of such breach or failure (or, if earlier, the End Date); provided, however, that the right to terminate this Agreement under this Section 8.1(c)(i) will not be available to the Company if it is then in breach of any representation or warranty or covenant that would result in the closing condition set forth in Section 7.2(a) or Section 7.2(b) not being satisfied; or
     (ii) prior to the receipt of the Company Stockholder Approval, in order to concurrently enter into a definitive Acquisition Agreement with respect to a Superior Proposal; provided that the Company will have complied with all applicable provisions of Section 6.3 and will have prior to or concurrent with such termination paid the amounts due to Parent under Section 8.2; or

     (iii) if (A) on the date of termination pursuant to this Section 8.1(c)(iii), the Satisfaction of Specified Conditions has occurred and (B) the Company has irrevocably confirmed that all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive all unsatisfied conditions in Section 7.3 and, notwithstanding that clauses (A) and (B) have occurred or are true, the Merger has not been consummated on the date the Closing should have occurred pursuant to Section 1.2; or
          (d) by Parent:
     (i) upon a breach of any covenant or agreement on the part of the Company, or any failure of any representation or warranty of the Company to be true and accurate, in any case such that a condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach or failure is incapable of being cured, or if capable of being cured, will not have been cured within 30 days following receipt by the Company of written notice of such breach or failure (or, if earlier, the End Date); provided, however, that the right to terminate this Agreement under this Section 8.1(d)(i) will not be available to Parent if it is then in breach of any representation or warranty or covenant that would result in the closing condition set forth in Section 7.3(a) or Section 7.3(b) not being satisfied; or
     (ii) if the Company Board or any committee thereof will have made a Change of Recommendation or the Company has materially breached its obligations under (A) the first two sentences of Section 6.3 or (B) Section 6.10.
     Section 8.2 Effect of Termination. (a) In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof will forthwith be given to the other party or parties hereto specifying the provision hereof pursuant to which such termination is made and a reasonably detailed description of the basis therefor; provided, however, that a notice to terminate this Agreement in accordance with Section 8.1(b)(i) delivered by one party will have no effect to the extent the other party delivers a notice to extend the End Date in accordance with Section 8.1(b)(i) prior to 11:59 p.m., New York City time on the then current End Date. Upon termination of this Agreement in accordance with Section 8.1, this Agreement will forthwith become null and void, and there will be no liability on the part of Parent, Holdco, Merger Sub or the Company or their respective Affiliates, directors, executive officers, employees, stockholders, Representatives, Financing Sources, Investors, agents or advisors other than, with respect to Parent, Holdco, Merger Sub and the Company, the obligations pursuant to this Section 8.2, and Article IX and Section 6.2(b), with respect to Parent, Holdco and Merger Sub, the obligations pursuant to Section 6.13(d) and Section 6.14(c) and, with respect to the Investors, the obligations under the Sponsor Guarantees, in each case subject to Section 9.10.
          (b) If:

     (i) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii);
     (ii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(i) or Section 8.1(d)(ii);
     (iii) this Agreement is terminated by either Parent or the Company pursuant to the provisions of Section 8.1(b)(iii) and (A) after the date of this Agreement and prior to such termination there will have been publicly disclosed or made known to the Company Board an Acquisition Proposal and (B) at any time on or prior to the 12 month anniversary of such termination, the Company or any of the Company Subsidiaries enters into a definitive agreement with respect to any Acquisition Proposal or the transactions contemplated by any Acquisition Proposal are consummated; provided that for purposes of clause (B) of this Section 8.2(b)(iii), the references to 20% in the definition of Acquisition Proposal shall be deemed to be a reference to 50%; or
     (iv) this Agreement is terminated by Parent or the Company pursuant to the provisions of Section 8.1(b)(i) and (A) after the date of this Agreement and prior to such termination there will have been publicly disclosed or made known to the Company Board an Acquisition Proposal and (B) at any time on or prior to the 12 month anniversary of such termination, the Company or any of the Company Subsidiaries enters into a definitive agreement with respect to any Acquisition Proposal or the transactions contemplated by any Acquisition Proposal are consummated; provided that for purposes of clause (B) of this Section 8.2(b)(iv), the references to 20% in the definition of Acquisition Proposal shall be deemed to be a reference to 50%;
     then the Company will pay to Parent a termination fee of $52,700,000, in cash, (the “Termination Fee”); provided, however, that in the event of a termination by Parent pursuant to Section 8.1(d)(i) due to a Company Willful Breach, the amount of such Termination Fee shall be $80,000,000,
(A) in the case of Section 8.2(b)(i), prior to or concurrently with such termination;
(B) in the case of Section 8.2(b)(ii), within two Business Days after such termination; and
(C) in the case of Section 8.2(b)(iii) or Section 8.2(b)(iv), upon the earlier of the time that (1) the Company or any of the Company Subsidiaries enters into a definitive agreement with respect to the Acquisition Proposal and (2) the consummation of the transactions contemplated by the Acquisition Proposal;
it being understood that in no event will the Company be required to pay the Termination Fee on more than one occasion. All payments contemplated by this Section 8.2(b) will be made by wire transfer of immediately available funds to an account designated by Parent.
          (c) If this Agreement is terminated by Parent or the Company pursuant to the provisions of Section 8.1(b)(iii), then, unless the Company will then be obligated to pay to Parent the Termination Fee pursuant to Section 8.2(b), the Company will pay to Parent or its designees, as promptly as practicable (but in any event within two Business Days) following the delivery by Parent of an invoice therefor, all reasonable out-of-pocket fees and expenses incurred by Parent or the Investors in connection with the Transaction (“Parent Expenses”); provided, however, that the Company will not be required to pay more than an aggregate of $5,000,000 in Parent Expenses pursuant to this Section 8.2(c). The payment of the expense reimbursement pursuant to this Section 8.2(c) will not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.2(b) (except that any payment under Section 8.2(c) will be credited against any future payment obligation pursuant to Section 8.2(b)(iii)).
          (d) All payments pursuant to Section 8.2(b), Section 8.2(c) and Section 8.2(h) will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Holdco, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Holdco, Merger Sub, any of their respective Affiliates or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or the Company Subsidiaries arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.2(d) will limit the rights of Parent, Holdco and Merger Sub under Section 9.10.
          (e) If the Company terminates this Agreement pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii), then Parent and the Investors will pay (in the manner and in the amounts described in Section 8.2(g) below) the Company a termination fee of $60,000,000 in cash (the “Parent Termination Fee”); provided, however, that in the event of a termination by the Company pursuant to Section 8.1(c)(i) due to a Parent Willful Breach, Parent will pay, in addition to its several portion of the Parent Termination Fee, an additional termination fee of $20,000,000 in cash (the “Additional Parent Termination Fee”).
          (f) If the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(i) or Section 8.1(b)(iv) and all conditions to Closing will have been satisfied or waived (other than (A) those conditions that are to be satisfied by action taken at Closing (each of which shall be capable of being satisfied) and (B) the conditions set forth in Section 7.1(c) (but only if the condition set forth in Section 7.1(d) also is not satisfied), Section 7.1(d) and Section 7.1(f) (to the extent related to a FCC matter), then Parent will pay (in the manner described in Section 8.2(g) below) a termination fee of $26,400,000 in cash (the “FCC Termination Fee”). The amount of the FCC Termination Fee shall be reduced by the amount of any Financing Related Costs and Expenses incurred by Parent, Holdco, or Merger Sub.

          (g) In the event the Parent Termination Fee is required to be paid pursuant to Section 8.2(e) above, each Investor and Parent will be severally (and not jointly) responsible for a portion of the Parent Termination Fee in the following percentages: Parent: 45.4%, Crestview Investor: 39.6% and Macquarie Investor: 15%. Any amount payable pursuant to this Section 8.2(g) by an Investor will be paid in accordance with the terms of the Sponsor Guarantee delivered to the Company by such Investor. Parent will be responsible for 100% of each of the Additional Parent Termination Fee and the FCC Termination Fee. Any amount payable pursuant to this Section 8.2(g) by Parent will be made by wire transfer of immediately available funds within two Business Days after the termination of this Agreement to an account designated by the Company. In no event will Parent or any Investor be required to pay its respective portion of the Parent Termination Fee, the Additional Parent Termination Fee or the FCC Termination Fee on more than one occasion. Additionally, for clarity, in no event will Parent be required to pay both the Parent Termination Fee and the FCC Termination Fee. In the event that the Company will receive payment of the Parent Termination Fee or the Additional Parent Termination Fee pursuant to Section 8.2(e) and thisSection 8.2(g) or the FCC Termination Fee pursuant to Section 8.2(f) and this Section 8.2(g), the Company agrees that, other than with respect to the Company’s rights to reimbursement and the indemnification obligations of Parent under Section 6.13(d) and Section 6.14(c), the receipt of such payments will be deemed to be liquidated damages for, and with respect to the parties making payment of their respective portion of the Parent Termination Fee and Parent’s payment of the Additional Parent Termination Fee and the FCC Termination Fee, as applicable, will constitute full payment to and the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company or any other Company Party with respect to, any and all losses or damages suffered or incurred by the Company, its Affiliates, or any other Company Party in connection with this Agreement or the Financing Letters (and the termination hereof), the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and, other than with respect to the Company’s rights to reimbursement and the indemnification obligations of Parent under Section 6.13(d) and Section 6.14(c), none of the Company, any of its Affiliates or any other Person will be entitled to bring or maintain any claim, action or proceeding against Parent, Holdco, Merger Sub, any Financing Source or any other Buyer Party arising out of or in connection with this Agreement, the Financing Letters, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination.
          (h) The parties hereto agree that the agreements contained in this Section 8.2 are an integral part of the Transactions, and that without these agreements, no party would enter into this Agreement; accordingly, if a party fails to pay in a timely manner any amount due pursuant to this Section 8.2 and, in order to obtain such payment, the party entitled to such payment commences a claim, action, suit or other proceeding that results in a judgment against the breaching party, the breaching party will pay to the other party interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus 1%, together with reasonable legal fees and expenses incurred in connection with such claim, suit, proceeding or other action.
     Section 8.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the Company and Parent (on behalf of itself, Holdco and Merger Sub), by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of the Company, except that, after any approval of the Transactions by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Shares or Company Warrants, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
     Section 8.4 Extension; Waiver. At any time prior to the Effective Time, the Company and Parent (on behalf of itself, Holdco and Merger Sub), by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement, and (iii) waive compliance with any of the agreements or conditions contained in this Agreement, except that, after any approval of the Transactions by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion hereof that reduces the amount or changes the form of the consideration to be delivered to the holders of Company Shares or Company Warrants under this Agreement, other than as contemplated by this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX. GENERAL PROVISIONS
     Section 9.1 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties and covenants set forth in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
     Section 9.2 Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

               (a)  if to the Company, to:
Citadel Broadcasting Corporation
7690 West Cheyenne Avenue, Suite 220
Las Vegas, Nevada 89129
Attention: Chief Financial Officer
Fax: (702) 804-8292
with a copy to (which will not constitute notice):
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Howard Chatzinoff, Esq.
                 Raymond O. Gietz, Esq.
Fax: (212) 310-8007
               (b)  if to Parent or Merger Sub, to:
Cumulus Media Inc.
3280 Peachtree Road, N.W
Suite 2300
Atlanta, Georgia 30305
Attention: Richard S. Denning, Esq.
Fax: (404) 949-0740
with a copy to (which will not constitute notice):
Jones Day
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309-3053
Attention: William B. Rowland, Esq.
                 Bryan E. Davis, Esq.
Fax: (404) 581-8330
     Section 9.3 Interpretation. (a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” For purposes of this Agreement, “Person” means any individual (in any capacity) or legal entity, including a Governmental Entity, and “knowledge of the Company” means the actual knowledge of its executive officers after due inquiry. Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein which are defined in GAAP have the meanings ascribed to them therein. The Company Disclosure Letter and the Parent Disclosure Letter, as well as all other schedules and all exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item therein as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would, individually or in the aggregate, have a Material Adverse Effect on the Company or Parent, as the case may be.
          (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     Section 9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
     Section 9.5 Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) are not intended to confer on any Person (including the stockholders of the Company, the Warrantholders or the holders of Company Stock Options), other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, except, in the case of this clause (b), (i) for the rights of the Company’s stockholders to receive the Merger Consideration and the Warrantholders and holders of Company Stock Options to receive the consideration described in Section 2.13 and Section 2.11, respectively, in each case following the Effective Time, (ii) as provided in Section 6.6 (which is intended for the benefit of the Indemnified Parties, each of whom will be a third-party beneficiary of Section 6.6) and (iii) the Financing Sources and their respective successors, legal representatives and permitted assigns with respect to their respective rights under Section 8.2(g), Section 9.1, Section 9.5, Section 9.7(a), Section 9.7(b), Section 9.10(d), Section 9.10(e), Section 9.10(f) and Section 9.11.
     Section 9.6 Governing Law. This Agreement will be governed and construed in accordance with the internal Laws of the State of Delaware applicable to Contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles.

     Section 9.7 Jurisdiction. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, the Federal court of the United States of America sitting in the State of Delaware), (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, the Federal courts of the United States of America sitting in the State of Delaware). Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the Transactions, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, Borough of Manhattan, or, if under applicable law exclusive jurisdiction is vested in the Federal courts of the State of New York (and appellate courts thereof). Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
          (b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS,

(ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7(b).
     Section 9.8 Publicity. None of the Company, Parent, Holdco or Merger Sub will, and neither the Company nor Parent will permit any of its Subsidiaries to, issue or cause the publication of any press release or similar public announcement with respect to, or otherwise make any public statement concerning, the Transactions without the prior consent (which consent will not be unreasonably withheld, conditioned or delayed) of Parent, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Parent, Holdco or Merger Sub; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of the Nasdaq Stock Market.
     Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties and any attempt to do so will be null and void; provided, however, that each of Parent and Merger Sub may assign its rights and obligations hereunder to the Financing Sources providing the Debt Financing pursuant to the terms thereof to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such Debt Financing, but no such assignment will release any assigning party from its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.
     Section 9.10 Remedies. (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement to which the right of specific performance is applicable were not performed in accordance with their specific terms or were otherwise breached and that in any such case any breach of this Agreement could not be adequately compensated by monetary damages alone. Each party hereto accordingly agrees, to the extent specific performance is available to any of the other parties under this Section 9.10 (and specific performance shall only be available to the extent set forth in Section 9.10(b) below), not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.10. Any party seeking an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to post a bond or undertaking in connection with such order or Injunction sought in accordance with the terms of this Section 9.10. Notwithstanding anything herein to the contrary, the parties further agree that, except as set forth in this Section

9.10, the Company shall not be entitled to an Injunction or Injunctions to prevent breaches of this Agreement against Parent, Holdco or Merger Sub or otherwise obtain any equitable relief or remedy against Parent, Holdco or Merger Sub and that the Company’s sole and exclusive remedy shall be set forth in this Section 9.10 and Section 8.2.
          (b) Prior to any valid termination of this Agreement pursuant to Article VIII, in accordance with and subject to this Section 9.10,
     (i) Parent, Holdco and Merger Sub shall be entitled to seek and obtain an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement;
     (ii) the Company shall be entitled to seek and obtain an Injunction or Injunctions to prevent breaches of Section 5.3, Section 6.1, Section 6.2, Section 6.4, Section 6.9, Section 6.12 and Section 6.13, and to enforce specifically the terms and provisions of these Sections; and
     (iii) the Company shall be entitled to seek and obtain (A) an Injunction or Injunctions to prevent breaches of Section 6.14 and to enforce specifically the terms and provisions of Section 6.14 provided that the Applicable Conditions have been and continue to be satisfied or waived, provided, however, that no such Injunction or Injunctions or specific performance will be available to prevent breaches of any provision in Section 6.14 or enforce specifically any term and provision thereof if the provision in question is, by it terms, to be performed at the Closing, including Section 6.14(a)(II) (to the extent of any conditions in the Financing Agreements applicable to Parent to be performed concurrently with the Closing), Section 6.14(a)(III), Section 6.14(a)(V) and, except as set forth in clause (B) below, Section 6.14(a)(VI), (B) an Injunction or Injunctions or specific performance to enforce specifically Section 6.14(a)(VI), if (x) the Satisfaction of Specified Conditions has occurred, (y) all of the conditions to the consummation of the Debt Financing contemplated by the Debt Commitment Letter have been satisfied (other than those that are to be satisfied by action taken at the Closing) and (z) the Company has irrevocably confirmed in a written notice delivered to Parent that, if the Equity Financing and Debt Financing are funded, the conditions set forth in Section 7.3 are waived (which waiver may be conditioned on the Closing), (C) an Injunction or Injunctions, specific performance or other equitable relief to cause Parent to seek enforcement of the Investment Agreement, if (x) the Satisfaction of Specified Conditions has occurred, (y) the Debt Financing has been funded or will be funded at the Closing upon drawdown notice by Parent if the Equity Financing is funded at the Closing and (z) the Company has irrevocably confirmed in a written notice delivered to Parent that, if the Equity Financing and Debt Financing are funded, the conditions set forth in Section 7.3 are waived (which waiver may be conditioned on the Closing) and (D) an Injunction or Injunctions to prevent breaches of the portions of Section 6.14(a) that relate to (1) arranging the Financing and negotiating definitive documentation (taking into account the Marketing Period), (2) amendments, modifications, or waivers of provisions of or remedies under the Financing Letters, (3) maintaining in effect the Financing Letters and (4) arranging and obtaining Alternative Financing, provided in the cases of each of clauses (1), (2), (3) and (4) that the Applicable Conditions are capable of being satisfied.
          (c) Notwithstanding anything herein to the contrary, (i) the maximum aggregate liability of the Company and its Affiliates for monetary damages under or relating to this Agreement to any Person shall be limited to, in each case to the extent the Company is required to pay the same, the amount of the Termination Fee and any amounts that may be payable by the Company under Section 8.2(h) and (ii) (A) prior to any valid termination of this Agreement pursuant to Article VIII, or (B) if no Termination Fee or Parent Expenses are payable pursuant to Section 8.2(b) or Section 8.2(c), respectively, the sole remedy and recourse of Parent, Holdco or Merger Sub and any of their respective Affiliates against the Company and any of its Affiliates for damages, equitable relief or otherwise under or related to this Agreement shall be the equitable relief as provided in Section 9.10(b)(i) (the limitations in clauses (i) and (ii), the “Company Liability Limitation”).
          (d) Notwithstanding anything herein to the contrary, (i) the Company agrees that the maximum aggregate liability of the Investors, Parent, Holdco, Merger Sub, their respective Affiliates or any of their respective Representatives for monetary damages under or relating to this Agreement, or any of the Transactions, to all Company Parties shall be limited to the Parent Termination Fee if Parent and the Investors are required to pay the Parent Termination Fee and any amounts that may be payable under Section 8.2(h), Section 6.13(d) or Section 6.14(c) and, to the extent applicable, the Additional Parent Termination Fee or, to the extent applicable, the FCC Termination Fee if Parent is required to pay the Additional Parent Termination Fee or the FCC Termination Fee and (ii) (A) prior to any valid termination of this Agreement pursuant to Article VIII, or (B) if no Parent Termination Fee (or Additional Parent Termination Fee) or FCC Termination Fee is payable pursuant to Section 8.2(e) or Section 8.2(f), as applicable, the sole remedy and recourse of the Company against Parent, Holdco, Merger Sub and their respective Affiliates for damages, equitable relief or otherwise under or related to this Agreement shall be the equitable relief as provided in Section 9.10(b)(ii) and Section 9.10(b)(iii) (the limitations in clauses (i) and (ii), the “Parent Liability Limitation”). For the avoidance of doubt, but without affecting the Company’s rights to seek and obtain specific performance against Parent pursuant to Section 9.10(b)(iii)(B), the Company’s sole remedy against any Investor (in its capacity as such) shall be to recover monetary damages up to such Investor’s share of the Parent Termination Fee (which in the case of the Crestview Investor will be an amount equal to 39.6% of the Parent Termination Fee and in the case of the Macquarie Investor will be an amount equal to 15% of the Parent Termination Fee), and up to such Investor’s share of any amounts payable under Section 8.2(h) or Section 6.13(d) (which in the case of the Crestview Investor will be an amount equal to 39.6% of such amounts and in the case of the Macquarie Investor will be an amount equal to 15% of such amounts), as set forth in such Investor’s Sponsor Guarantee.
          (e) In no event shall:

     (i) the Company or any of its Affiliates seek any recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, in connection with this Agreement, the Financing Letters or the transactions contemplated hereby or thereby, against the Investors, Parent, Holdco, Merger Sub, the Financing Sources or any other Buyer Parties in an aggregate amount in excess of the Parent Liability Limitation, and in no event shall the Company and its Affiliates be entitled to aggregate recovery, judgment or damages in excess of the Parent Liability Limitation; provided, however, that nothing in this clause (e) of Section 9.10 shall limit the rights of the Company under clause (b) of this Section 9.10; and
     (ii) Parent, Holdco or Merger Sub seek any recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, against the Company, its Subsidiaries or any other Company Parties in excess of the Company Liability Limitation in connection with this Agreement or the Transactions; provided, however, that nothing in this clause (e) of this Section 9.10 shall limit the rights of Parent, Holdco or Merger Sub under clause (b) of this Section 9.10.
          (f) The Company acknowledges and agrees that, except pursuant to the Sponsor Guarantees, it has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages of the Company and its Affiliates, any of the Buyer Parties (other than Parent, Holdco and Merger Sub to the extent provided in this Agreement) or the Financing Sources, through the Parent or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of the Parent against any Buyer Party or the Financing Sources, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights to recover from Parent and the Investors pursuant to the Sponsor Guarantees (but not any other Buyer Party or the Financing Sources) subject to the Parent Liability Limitation and the other limitations described therein. Recourse against Parent to the extent permitted in this Agreement and the Investors pursuant to the Sponsor Guarantees shall be the sole and exclusive remedy of the Company and its Affiliates against the Buyer Parties (other than Parent to the extent provided in this Agreement or against the Investors to the extent provided in the Sponsor Guarantees) and the Financing Sources in respect of any Liabilities arising under, or in connection with, this Agreement, or the Financing Letters or the transactions contemplated hereby or thereby.
     Section 9.11 Waivers. Any failure of any of the parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof, except in the case of any express waiver of Section 8.3, Section 9.5, Section 9.7, Section 9.10 and Section 9.11 which is, individually or in the aggregate, materially adverse to any Financing Source, which waiver will only be effective with respect to such Financing Source if such Financing Source has consented thereto or to the extent that the consent of such Financing Source is not required to be obtained under the applicable provisions of the Debt Commitment Letter relating to waivers of this Agreement, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
     Section 9.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, such term, provision, covenant or restriction will be deemed to be modified to the extent necessary to render it valid, effective and enforceable, and the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.
     Section 9.13 Definitions. For the purposes of this Agreement:
     “Acquisition Agreement” has the meaning set forth in Section 6.10(d).
     “Acquisition Proposal” means any proposal, indication of interest or offer (whether in writing or otherwise) from any Person (other than Parent, Holdco, Merger Sub, any Investor, or any Affiliate thereof) to acquire or purchase, directly or indirectly, in one transaction or a series of transaction, any assets or businesses that constitute 20% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of the Company Subsidiaries pursuant to which any Person or the shareholders of any Person would beneficially own 20% or more of the outstanding Company Capital Stock or 20% or more of any class of equity security of the Company Subsidiaries or of any resulting parent company of the Company, other than the Transactions.
     “Additional Parent Termination Fee” has the meaning set forth in Section 8.2(e).
     “Adjusted Restricted Shares” has the meaning set forth in Section 2.12.
     “Affiliate” means a Person that directly or indirectly, through one or more intermediaries, control, is controlled by, or is under common control with, the first-mentioned Person. For this purpose, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, by Contract or otherwise.
     “Aggregate Stock Shares” has the meaning set forth in Section 1.6(f).
     “Agreement” has the meaning set forth in the Preamble.
     “Alternative Financing” has the meaning set forth in Section 6.14(a).
     “Applicable Conditions” means all conditions set forth in Section 7.1 and Section 7.2 other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing.

     “Approval” has the meaning set forth in Section 3.10(a)(i).
     “Book-Entry Company Shares” has the meaning set forth in Section 1.6(j).
     “Book-Entry Warrants” has the meaning set forth in Section 1.6(j).
     “Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.
     “Buyer Party” means each of Parent, Holdco, Merger Sub, the Investors, the Financing Sources and any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.
     “Cash Consideration” has the meaning set forth in Section 1.6(b).
     “Cash Consideration Cap” has the meaning set forth in Section 1.6(g).
     “Cash Election” has the meaning set forth in Section 1.6(d).
     “Cash Election Shares” has the meaning set forth in Section 1.6(d).
     “Cash Fraction” has the meaning set forth in Section 1.6(g)(y)(ii).
     “Certificate of Merger” has the meaning set forth in Section 1.3.
     “Certificate of Ownership” has the meaning set forth in Section 1.6(j).
     “Certificates” has the meaning set forth in Section 1.6(i).
     “Change of Recommendation” has the meaning set forth in Section 6.10(d).
     “Closing” has the meaning set forth in Section 1.2.
     “Closing Date” has the meaning set forth in Section 1.2.
     “CMP” has the meaning set forth in Section 6.1(f).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Communications Act” means the Communications Act of 1934, as amended.
     “Company” has the meaning set forth in the Preamble.

     “Company 2010 Financial Statements” has the meaning set forth in Section 3.6(c).
     “Company Benefit Plan” means each material pension, retirement, profit-sharing, deferred compensation, stock option, phantom stock or other equity-based plan or award, employee stock ownership, severance pay, vacation, bonus or other incentive plan; any material medical, vision, dental or other health plan; any material life insurance or death benefit plan, any material disability plan or any other material employee benefit plan or fringe benefit plan; any other material commitment, payroll practice or method of contribution or compensation, whether written or unwritten, whether funded or unfunded including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA that is maintained, sponsored in whole or in part, or contributed to by either the Company or any Company Subsidiary, for the benefit of, providing any remuneration or benefits to, or covering any current or former Employee or retiree, any dependent, spouse or other family member or beneficiary of such Employee or retiree, or any director, independent contractor, member, officer or consultant of the Company or any Company Subsidiary, or under (or in connection with) which the Company or any Company Subsidiary has any liability of any kind; provided, that the term “Company Benefit Plan” will not include any collective bargaining agreement or “multiemployer pension plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code).
     “Company Board” has the meaning set forth in Section 3.3(a).
     “Company Board Recommendation” has the meaning set forth in Section 6.3.
     “Company Bylaws” has the meaning set forth in Section 3.1(b).
     “Company Capital Stock” has the meaning set forth in Section 3.2(a).
     “Company Charter” has the meaning set forth in Section 3.1(b).
     “Company Class A Common Stock” has the meaning set forth in Section 1.6.
     “Company Class B Common Stock” has the meaning set forth in Section 1.6.
     “Company Disclosure Letter” has the meaning set forth in Article III.
     “Company Employees” has the meaning set forth in Section 6.5(a).
     “Company Equity Incentive Plan” has the meaning set forth in Section 2.11(a).
     “Company Financial Statements” has the meaning set forth in Section 3.6(a).
     “Company Insiders” means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.
     “Company Intellectual Property” has the meaning set forth in Section 3.16(a).

     “Company Liability Limitation” has the meaning set forth in Section 9.10(c).
     “Company Material Contract” has the meaning set forth in Section 3.14(a).
     “Company Party” means, each of the Company, the Company Subsidiaries and the former, current or future equity holders, controlling persons, directors, executive officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of the Company and its Subsidiaries and any and all former, current or future equity holders, controlling persons, directors, executive officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.
     “Company Regulatory Agreement” has the meaning set forth in Section 3.8(c).
     “Company Reports” has the meaning set forth in Section 3.5(b).
     “Company Restricted Stock” has the meaning set forth in Section 2.12.
     “Company Shares” has the meaning set forth in Section 1.6.
     “Company Stations” means all of the radio broadcast stations currently owned and operated by the Company and Company Subsidiaries, including full power radio broadcast stations, FM broadcast translator stations and FM broadcast booster stations.
     “Company Stock Option” has the meaning set forth in Section 2.11.
     “Company Stockholder Approval” has the meaning set forth in Section 3.3(a).
     “Company Stockholder Meeting” has the meaning set forth in Section 3.3(a).
     “Company Subsidiary” has the meaning set forth in Section 3.1(c).
     “Company Warrant” has the meaning set forth in Section 2.13.
     “Company Willful Breach” means a material breach of any material covenant or other agreement set forth in Article V or Article VI of this Agreement that is a consequence of a knowing and intentional act or failure to act by the Company with the actual knowledge of an executive officer of the Company that the taking of such act or failure to take such act would constitute a material breach of this Agreement which would cause the failure of a condition set forth in Section 7.1 or Section 7.2 to be satisfied.
     “Compliant” means, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in light of the circumstances under which they were made, not misleading, (ii) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding information required by Regulation S-X Rule 3-10) for offerings of debt securities that customarily would be included in a preliminary offering memorandum or registration statement, (iii) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information, (iv) the Company’s auditors have delivered drafts of customary comfort letters, including as to customary negative assurances and change period, and such auditors have confirmed they are prepared to issue subject only to completion of customary procedures, and (v) the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit (A) a registration statement using such financial statements to be declared effective by the SEC and (B) the Financing Sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from the Company’s independent auditors on the financial information contained in the Offering Documents, including as to customary negative assurances and change period, to consummate any offering of debt securities on the last day of the Marketing Period.
     “Confidentiality Agreement” has the meaning set forth in Section 6.2(b).
     “Consent Right Holder Consent” has the meaning set forth in the Recitals.
     “Contracts” means any contracts, agreements, licenses (or sublicenses), notes, bonds, mortgages, indentures, commitments, leases (or subleases) or other instruments or obligations, whether written or oral.
     “Crestview Investor” means Crestview Radio Investors, LLC.
     “Debt Commitment Letter” has the meaning set forth in the Recitals.
     “Debt Financing” has the meaning set forth in Section 4.14.
     “DGCL” has the meaning set forth in Section 1.1.
     “Dissenting Shares” has the meaning set forth in Section 1.10.
     “Dissenting Stockholder” has the meaning set forth in Section 1.10.
     “Divestiture Applications” has the meaning set forth in Section 6.1(f).
     “Effective Time” has the meaning set forth in Section 1.3.
     “Election Deadline” has the meaning set forth in Section 1.6(j).
     “Election Record Date” means the date that is five Business Days prior to the Mailing Date.
     “Employee” means any employee or former employee of the Company or any Company Subsidiary or Parent or any Parent Subsidiary, as applicable.

     “End Date” has the meaning set forth in Section 8.1(b)(i).
     “Environmental Laws” has the meaning set forth in Section 3.12(a).
     “Equity Financing” has the meaning set forth in Section 4.14.
     “ERISA” has the meaning set forth in Section 3.10(a)(i).
     “Exchange Act” has the meaning set forth in Section 3.5(b).
     “Exchange Agent” has the meaning set forth in Section 2.1.
     “Exchange Agreement” has the meaning set forth in Section 3.1(c).
     “Exchange Fund” has the meaning set forth in Section 2.1.
     “Exchange Ratio” means 8.525:1.
     “FAA” has the meaning set forth in Section 3.13(c).
     “FCC” means Federal Communications Commission.
     “FCC Applications” has the meaning set forth in Section 6.1(f).
     “FCC Approval” means any action by the FCC (including action duly taken by the FCC’s staff pursuant to delegated authority) granting its consent to the transfer of control or assignment to Merger Sub, Holdco or Parent (or any Affiliate of Merger Sub, Holdco or Parent) of the FCC Authorizations as proposed in the FCC Applications.
     “FCC Authorizations” means any and all licenses, permits, approvals, construction permits, and other authorizations issued or granted by the FCC to the Company or any Company Subsidiary or Parent or any Parent Subsidiary, as applicable, including any and all auxiliary and/or supportive transmitting and/or receiving facilities, boosters, and repeaters, together with any and all renewals, extensions, or modifications thereof and additions thereto between the date of this Agreement and the Effective Time.
     “FCC Media Ownership Rules” means the FCC’s local radio ownership rules set forth at 47 C.F.R. Section 73.3555(a), and the notes thereto, as in effect on the date of this Agreement.
     “FCC Termination Fee” has the meaning set forth in Section 8.2(f).
     “Financing” has the meaning set forth in Section 4.14.
     “Financing Agreements” has the meaning set forth in Section 6.14(a).
     “Financing Letters” has the meaning set forth in the Recitals.

     “Financing Related Costs and Expenses” means all out-of-pocket interest costs, premiums and expenses, ticking fees and all other fees, costs and expenses incurred by Parent, Holdco or Merger Sub or any of their respective direct or indirect subsidiaries on or prior to the termination of this Agreement pursuant to the Financing Letters or in connection with any of the financing related transactions contemplated in the Financing Letters.
     “Financing Source” means, in its capacity as such, any lender providing a commitment pursuant to the Debt Commitment Letter or any Affiliates, employees, officers, directors, agents or advisors of any such lender.
     “FMLA” has the meaning set forth in Section 3.10(m)(i).
     “Form of Election” has the meaning set forth in Section 1.6(i).
     “Form S-4” has the meaning set forth in Section 3.4.
     “GAAP” has the meaning set forth in Section 3.1(c).
     “Governmental Entity” has the meaning set forth in Section 3.4.
     “Hazardous Material” has the meaning set forth in Section 3.12(a).
     “Hazardous Materials Activities” has the meaning set forth in Section 3.12(b).
     “Holdco” has the meaning set forth in the Preamble.
     “Holdco Board” has the meaning set forth in Section 4.3(a).
     “Holdco Bylaws” has the meaning set forth in Section 4.1(b).
     “Holdco Charter” has the meaning set forth in Section 4.1(b).
     “HSR Act” has the meaning set forth in Section 3.4.
     “HSR Clearance” has the meaning set forth in Section 6.1(e).
     “Indemnified Parties” has the meaning set forth in Section 6.6(a).
     “Indenture” has the meaning set forth in Section 6.13(b).
     “Injunction” has the meaning set forth in Section 3.3(b).
     “Investment Agreement” has the meaning set forth in the Recitals.
     “Investors” has the meaning set forth in the Recitals.
     “IRS” means Internal Revenue Service.

     “Joint Proxy/Information Statement” has the meaning set forth in Section 3.4.
     “Law” has the meaning set forth in Section 3.3(b).
     “Liens” has the meaning set forth in Section 3.2(c).
     “Macquarie Investor” means MIHI LLC.
     “Mailing Date” has the meaning set forth in Section 1.6(i).
     “Marketing Period” means the period of 20 consecutive days beginning on the first Business Day after all of the following are true: (i) Parent, Holdco, Merger Sub and their Financing Sources have received the Required Information (including the Required Information with respect to the Company’s fiscal year ended December 31, 2010), and such Required Information is Compliant, (ii) all conditions set forth in Section 7.1 and Section 7.2 (other than those that by their nature will not be satisfied until the Effective Time) have been satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied assuming the Effective Time were to be scheduled for any time during such consecutive 20 day period, and (iii) the Company has provided all cooperation which it is obligated to provide, in all material respects, under the terms of Section 6.14. Notwithstanding the foregoing, the “Marketing Period” will not commence and will be deemed not to have commenced if (A) on or prior to the completion of such consecutive 20 day period, the Company will have announced any intention to restate any financial statements or financial information included in the Required Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement will be required, (B) on or prior to the completion of such consecutive 20 day period, the Company will have failed to file any report with the SEC when due (whether due before or after the commencement of such 20 day period), in which case the Marketing Period will be deemed not to commence unless and until all such reports have been filed, (C) the Required Information would not be Compliant throughout and on the last day of such 20 day period or (D) the requirements in clauses (ii) or (iii) would not remain true throughout and on the last day of such 20 day period, in which case a new 20 day period will commence upon satisfaction of the requirements in clauses (i), (ii) and (iii) above. If the Company will in good faith reasonably believe it has delivered the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Required Information will be deemed to have been delivered on the date specified in that notice, unless Parent in good faith reasonably believes the Company has not completed delivery of the Required Information and, within three Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Information Parent reasonably believes the Company has not delivered). Notwithstanding the foregoing, (w) to the extent the Marketing Period would otherwise include any day which is on or after August 20, 2011 and on or before September 5, 2011, then the Marketing Period will commence on

September 6, 2011 and will be deemed not to have commenced until September 6, 2011, (x) to the extent the Marketing Period would otherwise include any day which is on or after December 17, 2011 and on or before January 2, 2012, then the Marketing Period will commence on January 3, 2012 and will be deemed not to have commenced until January 3, 2012, (y) to the extent the Marketing Period would otherwise commence on any day which is on or after May 24, 2012 and on or before May 29, 2012, then the Marketing Period will commence on May 30, 2012 and will be deemed not to have commenced until May 30, 2012 or (z) to the extent the Marketing Period is commenced prior to May 24, 2012 and will include any day which is on or after May 24, 2012 and on or before May 29, 2012, then the Marketing Period will be tolled from May 24, 2012 to May 29, 2012, inclusive, and no days during such period from May 24, 2012 to May 29, 2012, inclusive, will be deemed to be days elapsed for purposes of calculating the Marketing Period.
     “Material Adverse Effect” means any change, effect, event, occurrence or state of facts that has had or is reasonably likely in the future to have, individually or when considered with other effects, a material adverse effect on with respect to Parent or the Company, as the case may be, (i) the business, results of operations or financial condition of Parent and Parent Subsidiaries or the Company and Company Subsidiaries, as applicable, taken as a whole or (ii) the ability of Parent, Holdco and Merger Sub, on the one hand, and the Company, on the other hand, to timely consummate the Transactions; provided, however, that a Material Adverse Effect will not include any change, effect, event, occurrence or state of facts resulting from (A) changes, after the date of this Agreement, in GAAP, (B) actions or omissions of Parent or Company, as applicable, taken with the prior written consent of the other party to this Agreement, (C) matters to the extent specifically disclosed on the Parent Disclosure Letter or Company Disclosure Letter, as applicable, (D) compliance of Parent or the Company, as applicable, with the terms and conditions of this Agreement, (E) any failure by Parent or the Company, as applicable, to meet any published analyst estimates or expectations of its revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent or the Company, as applicable, to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes affecting any of the industries in which such entity operates generally, or changes in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, (G) any change in the price or trading volume of the Company Shares, Company Warrants or Parent Shares, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (H) the announcement of the Transactions and performance of this Agreement or the identity of the parties to this Agreement (including the initiation of litigation by any Person with respect to this Agreement or the Transactions, and including any termination of, reduction in or other negative impact on relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees (including the threatened or actual termination, suspension, modification or reductions in such relationships) of Parent or the Company, as applicable, and their respective Subsidiaries due to the announcement and performance of this Agreement), or (I) any events or changes affecting general worldwide economic or capital market conditions, except in the case of each of clauses (F) and (I), to the extent that such changes affect Parent or the Company, as applicable, disproportionately.
     “Maximum Premium” has the meaning set forth in Section 6.6(b).
     “Measurement Date” has the meaning set forth in Section 3.2(a).
     “Merger” has the meaning set forth in the Recitals.
     “Merger Consideration” means collectively the Cash Consideration, Stock Consideration, Mixed Consideration and Parent Exchange Warrants.
     “Merger Sub” has the meaning set forth in the Preamble.
     “Merger Sub Board” has the meaning set forth in Section 4.3(a).
     “Merger Sub Bylaws” has the meaning set forth in Section 4.1(b).
     “Merger Sub Charter” has the meaning set forth in Section 4.1(b).
     “Mixed Consideration” has the meaning set forth in Section 1.6(b).
     “Net Exercise Shares” has the meaning set forth in Section 2.11(b).
     “No Election Shares” has the meaning set forth in Section 1.6(e).
     “Notes” has the meaning set forth in Section 6.13(a).
     “Notes Tender Offer” has the meaning set forth in Section 6.13(a).
     “Notes Tender Offer Documents” has the meaning set forth in Section 6.13(c).
     “Objection” has the meaning set forth in Section 6.1(e).
     “Offering Documents” has the meaning set forth in Section 6.14(b).
     “Parent” has the meaning set forth in the Preamble.
     “Parent 2010 Financial Statements” has the meaning set forth in Section 4.6(c).
     “Parent Board” has the meaning set forth in Section 4.3(a).
     “Parent Bylaws” has the meaning set forth in Section 4.1(b).

     “Parent Charter” has the meaning set forth in Section 4.1(b).
     “Parent Charter Amendment” has the meaning set forth in Section 4.3(a).
     “Parent Class A Common Stock” means the class A common stock, par value $0.01 per share, of Parent.
     “Parent Class B Common Stock” means the class B common stock, par value $0.01 per share, of Parent.
     “Parent Class C Common Stock” has the meaning set forth in Section 4.2(a).
     “Parent Common Stock” has the meaning set forth in Section 4.2(a).
     “Parent Disclosure Letter” has the meaning set forth in Article IV.
     “Parent Equity Awards” has the meaning set forth in Section 4.2(a).
     “Parent Exchange Warrants” has the meaning set forth in Section 2.14(a).
     “Parent Expenses” has the meaning set forth in Section 8.2(c).
     “Parent Financial Statements” has the meaning set forth in Section 4.6(a).
     “Parent Intellectual Property” has the meaning set forth in Section 4.13.
     “Parent Regulatory Agreement” has the meaning set forth in Section 4.8(c).
     “Parent Reports” has the meaning set forth in Section 4.5(b).
     “Parent Series A Preferred Stock” has the meaning set forth in Section 4.2(a).
     “Parent Series B Preferred Stock” has the meaning set forth in Section 4.2(a).
     “Parent Shares” means collectively shares of Parent Class A Common Stock and Parent Class B Common Stock.
     “Parent Stations” means all of the radio broadcast stations currently owned and operated by Parent and Parent Subsidiaries, including full power radio broadcast stations, FM broadcast translator stations and FM broadcast booster stations.
     “Parent Stockholder Consent” has the meaning set forth in the Recitals.
     “Parent Subsidiary” has the meaning set forth in Section 3.1(c).
     “Parent Termination Fee” has the meaning set forth in Section 8.2(e).
     “Parent Warrants” has the meaning set forth in Section 4.2(a).

     “Parent Willful Breach” means a material breach of any material covenant or other agreement set forth in Article V or Article VI of this Agreement that is a consequence of a knowing and intentional act or failure to act by Parent, Holdco or Merger Sub with the actual knowledge of an executive officer of Parent that the taking of such act or failure to take such act would constitute a material breach of this Agreement which would cause the failure of a condition set forth in Section 7.1 or Section 7.3 to be satisfied.
     “Pending Applications” has the meaning set forth in Section 3.13(a).
     “Permitted Lien” means (i) Liens in respect of any liabilities and obligations reflected in the financial statements of the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, included in the Company Reports or Parent Reports, as applicable, (ii) with respect to the owned real property and leased real property of the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, (A) defects, exceptions, restrictions, rights of way, easements, covenants, encroachments and other imperfections of title and (B) zoning, entitlement, land use, environmental regulations, and building restrictions, none of which impairs the uses of such property as currently used by the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, such that such impairment, individually or in the aggregate, constitutes a Material Adverse Effect on the Company, or materially impair the use or operation of such property for their current use, (iii) Liens for current Taxes not yet delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Company’s or Parent’s financial statements, as applicable, (iv) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens that arise or are incurred in the ordinary course of business; and (v) other customary Liens levied, assessed or imposed against, or in any manner affecting, the property of the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, that, individually or in the aggregate, do not materially impair the use or operation of such property for their current use or constitute a Material Adverse Effect on the Company.
     “Person” has the meaning set forth in Section 9.3(a).
     “Plan” means the Second Modified Joint Plan of Reorganization of Citadel Broadcasting Corporation and its Debtor Affiliates pursuant to Chapter 11 of the Bankruptcy Code, dated May 10, 2010.
     “Regulatory Agencies” has the meaning set forth in Section 3.5(a).
     “Release” means any release, spill, effluent, emission, leaking, pumping, injection, pouring, emptying, deposit, disposal, discharge, dispersal, leaching or migration into the environment, or into or out of any property owned, operated or leased by the applicable party.
     “Renewal Application” has the meaning set forth in Section 6.1(h).
     “Renewal Station” has the meaning set forth in Section 6.1(h).

     “Representatives” means any officer, director, employee, investment banks, attorney or other advisor or representative of a Person.
     “Required Information” means all customary financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, Holdco or Merger Sub, including financial statements prepared in accordance with GAAP, projections, audit reports, a draft of a customary comfort letter (including “negative assurance comfort”) with respect to such financial information by auditors of the Company which such auditors are prepared to issue upon completion of customary procedures letter and other information and data regarding the Company and the Subsidiaries of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities on Form S-1, Form S-3 or Form S-4 (or any successor forms thereto) under the Securities Act, and of the type and form, and for the periods, customarily included in Offering Documents used to syndicate credit facilities of the type to be included in the Debt Financing and in Offering Documents used in private placements of debt securities under Rule 144A of the Securities Act, to consummate the offerings or placements of any debt securities, in each case assuming that such syndication of credit facilities and offering(s) of debt securities were consummated at the same time during the Company’s fiscal year as such syndication and offering(s) of debt securities will be made (but in any event including such information with respect to the Company’s fiscal year ended December 31, 2010 and subsequent interim periods ending at least 45 days prior to the Closing Date or otherwise), all of which will be Compliant.
     “Reserved Stock Consideration” has the meaning set forth in Section 1.6(b).
     “Satisfaction of Specified Conditions” means that, at the time of the applicable event (i) the Applicable Conditions have been and continue to be satisfied or waived and (ii) the Marketing Period shall have expired.
     “SEC” has the meaning set forth in Article III.
     “Section 16 Information” means information accurate in all material respects regarding Company Insiders, the number of shares of Company Class A Common Stock or Company Class B Common Stock (including Company Restricted Stock) held by each such Company Insider and expected to be exchanged for Parent Shares in the Merger, and the number and description of Company Stock Options held by each such Company Insider and expected to be cashed-out in connection with the Merger.
     “Securities Act” has the meaning set forth in Section 3.5(b).
     “Share Issuance” means the issuance of securities to the Investors pursuant to the Investment Agreement and the issuance of Parent Shares and Parent Exchange Warrants pursuant to the Merger.
     “SOX” has the meaning set forth in Section 3.5(c).
     “Sponsor Guarantees” has the meaning set forth in the Recitals.

     “Stock Consideration” has the meaning set forth in Section 1.6(b).
     “Stock Consideration Cap” has the meaning set forth in Section 1.6(f).
     “Stock Election” has the meaning set forth in Section 1.6(c).
     “Stock Election Shares” has the meaning set forth in Section 1.6(c).
     “Stock Fraction” has the meaning set forth in Section 1.6(f)(y)(ii).
     “Subsidiary” has the meaning set forth in Section 3.1(c).
     “Superior Proposal” means a proposal or offer constituting an Acquisition Proposal, if consummated, that the Company Board determines in good faith (after consultation with its outside counsel and financial advisor) to be (i) more favorable to the stockholders of the Company and Warrantholders than the Transactions, taking into account all relevant factors (including all terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects and conditions of such proposal, except that the reference to “20%” in the definition of “Alternative Proposal” will be deemed to be a reference to “50%”.
     “Supplemental Indenture” has the meaning set forth in Section 6.13(b).
     “Surviving Corporation” has the meaning set forth in Section 1.1.
     “Tax” or “Taxes” means all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
     “Tax Return” includes all returns, reports and forms (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with or supplied to a Tax authority relating to Taxes.
     “Termination Fee” has the meaning set forth in Section 8.2(b).
     “Tolling Agreement” has the meaning set forth in Section 6.1(h).
     “Transactions” has the meaning set forth in Section 1.1.
     “Warrantholder” has the meaning set forth in Section 1.6(c).
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Company, Parent, Holdco and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CITADEL BROADCASTING CORPORATION
By:	/s/ Farid Suleman
	Name:	Farid Suleman
	Title:	President and Chief Executive Officer

CUMULUS MEDIA INC.
By:	/s/ Lewis W. Dickey, Jr.
	Name:	Lewis W. Dickey, Jr.
	Title:	President, Chairman and Chief Executive Officer

CADET HOLDING CORPORATION
By:	/s/ Lewis W. Dickey, Jr.
	Name:	Lewis W. Dickey, Jr.
	Title:	President

CADET MERGER CORPORATION
By:	/s/ Lewis W. Dickey, Jr.
	Name:	Lewis W. Dickey, Jr.
	Title:	President

Schedules and Exhibits
The following schedules and exhibits have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K and are not filed herewith. The Registrant agrees to furnish supplementally a copy of the omitted schedules and exhibits to the Securities and Exchange Commission upon request.
Schedules
Company Disclosure Letter
Parent Disclosure Letter
Exhibits
Exhibit A: Parent Stockholders
Exhibit B: Certificate of Ownership
Exhibit C: Surviving Corporation Charter
Exhibit D: Surviving Corporation Bylaws
Exhibit E: Parent Charter Amendment